                                                                       Exhibit 2






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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                            INTRANET SOLUTIONS, INC.,


                    INTRANET CHICAGO ACQUISITION CORPORATION,


                  INTRANET KANSAS CITY ACQUISITION CORPORATION,


                            INSO CHICAGO CORPORATION,


                          INSO KANSAS CITY CORPORATION


                                       AND


                                INSO CORPORATION


                            DATED AS OF JULY 10, 2000



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





                                TABLE OF CONTENTS


1.     CERTAIN DEFINITIONS........................................................................................2


2.     THE MERGERS................................................................................................9

    2.01     THE CHICAGO MERGER...................................................................................9
    2.02     EFFECTIVE TIME OF THE CHICAGO MERGER.................................................................9
    2.03     ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CHICAGO CORPORATION..........................10
    2.04     BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CHICAGO CORPORATION................................10
    2.05     CONVERSION OF CHICAGO SUB SECURITIES................................................................10
    2.06     PAYMENT OF CASH FOR CHICAGO SUB SECURITIES AND OTHER RIGHTS.........................................11
    2.07     NO FURTHER RIGHTS OR TRANSFERS......................................................................11
    2.08     THE KANSAS CITY MERGER..............................................................................11
    2.09     EFFECTIVE TIME OF THE KANSAS CITY MERGER............................................................12
    2.10     ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING KANSAS CITY CORPORATION......................12
    2.11     BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING KANSAS CITY CORPORATION............................12
    2.12     CONVERSION OF KANSAS CITY SUB SECURITIES............................................................12
    2.13     PAYMENT OF CASH FOR KANSAS CITY SUB SECURITIES AND OTHER RIGHTS.....................................13
    2.14     NO FURTHER RIGHTS OR TRANSFERS......................................................................13
    2.15     FORGIVENESS OF INTERCOMPANY LIABILITIES.............................................................14

3.     POST-CLOSING ADJUSTMENT...................................................................................14

    3.01     ADJUSTMENT..........................................................................................14
    3.02     CLOSING STATEMENT...................................................................................14

4.     ESCROW....................................................................................................16

    4.01     DEPOSIT.............................................................................................16
    4.02     RELEASE.............................................................................................16
    4.03     PENDING CLAIMS......................................................................................16

5.     CLOSING DATE..............................................................................................16


6.     DELIVERIES BY THE INSO SUBS AND THE COMPANY...............................................................16


7.     DELIVERIES BY BUYER AND MERGER SUBS.......................................................................17


8.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE INSO SUBS...........................................18

    8.01     REPRESENTATIONS AND WARRANTIES......................................................................18
       (a)   Organization and Qualification of the Company.......................................................18
       (b)   Capitalization......................................................................................18
       (c)   Authority of the Company and the Inso Subs..........................................................19
       (d)   Due Execution by the Company and the Inso Subs......................................................19
       (e)   No Conflict.........................................................................................19
       (f)   Real Property.......................................................................................20
       (g)   Personal Property...................................................................................20
       (h)   Intellectual Property...............................................................................21
       (i)   Legal Proceedings...................................................................................22
       (j)   Notices.............................................................................................23
       (k)   Environmental Matters...............................................................................23
       (l)   Contracts...........................................................................................24
       (m)   Compliance with Laws................................................................................26
       (n)   Title; Sufficiency and Condition of Assets..........................................................26




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



       (o)   Accounts Receivable.................................................................................26
       (p)   Brokers; Finders....................................................................................26
       (q)   Employee and Labor Relations........................................................................27
       (r)   Employee Benefits...................................................................................28
       (s)   Taxes...............................................................................................30
       (t)   Warranty............................................................................................31
       (u)   Suppliers and Customers.............................................................................31
       (v)   Financial Statements................................................................................32
       (w)   Insurance...........................................................................................32
       (x)   Trade Allowances....................................................................................32
       (y)   No Changes..........................................................................................33
       (z)   Subsidiaries........................................................................................33
       (aa)  No Other Agreements.................................................................................33
       (bb)  Disclosure..........................................................................................34
    8.02     SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................................34

9.     REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS...................................................34

    9.01     REPRESENTATIONS AND WARRANTIES......................................................................34
       (a)   Organization and Qualification......................................................................34
       (b)   Authority of Buyer and the Merger Subs..............................................................34
       (c)   Due Execution by Buyer and the Merger Subs..........................................................34
       (d)   No Conflict.........................................................................................35
       (e)   Legal Proceedings...................................................................................35
    9.02     SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................................35

10.    CONDITIONS PRECEDENT TO OBLIGATION OF BUYER AND THE MERGER SUBS TO CLOSE..................................35

    10.01    CONDITIONS PRECEDENT................................................................................35
    10.02    WAIVER..............................................................................................36

11.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE INSO SUBS AND THE COMPANY TO CLOSE.........................36

    11.01    CONDITIONS PRECEDENT................................................................................36
    11.02    WAIVER..............................................................................................37

12.    INDEMNIFICATION...........................................................................................37

    12.01    INDEMNIFICATION OF BUYER BY THE INSO SUBS AND THE COMPANY...........................................37
    12.02    ESCROW..............................................................................................40
    12.03    INDEMNIFICATION OF THE INSO SUBS AND THE COMPANY BY BUYER...........................................40
    12.04    INVESTIGATION NOT A DEFENSE.........................................................................41

13.    PROCEDURE FOR INDEMNIFICATION.............................................................................41


14.    COVENANTS OF THE INSO SUBS AND THE COMPANY................................................................42

    14.01    ACCESS; CONDUCT OF BUSINESS PRIOR TO CLOSING........................................................42
    14.02    CONSENTS AND CONDITIONS.............................................................................44
    14.03    PUBLIC STATEMENTS...................................................................................44
    14.04    CONFIDENTIALITY.....................................................................................44
    14.05    NON-SOLICITATION....................................................................................44
    14.06    NO BREACH OF REPRESENTATIONS AND WARRANTIES.........................................................46
    14.07    UPDATING OF INFORMATION.............................................................................46
    14.08    OWNERSHIP OF CASH...................................................................................46
    14.09    FURTHER ACTIONS.....................................................................................46




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



15.    COVENANTS OF BUYER........................................................................................46

    15.01    NO BREACH OF REPRESENTATIONS AND WARRANTIES.........................................................46
    15.02    CONFIDENTIALITY.....................................................................................46
    15.03    PUBLIC STATEMENTS...................................................................................47
    15.04    BONUS PROVISION.....................................................................................47
    15.05    FURTHER ACTIONS.....................................................................................47

16.    OBLIGATIONS WITH RESPECT TO SECTION 338(H)(10) ELECTION...................................................47

    16.01    SECTION 338(H)(10) ELECTION.........................................................................47
    16.02    PURCHASE PRICE ALLOCATION...........................................................................48
    16.03    OBLIGATIONS WITH RESPECT TO FILING FORMS............................................................48
    16.04    ELIGIBILITY UNDER SECTION 338(H)(10)................................................................48
    16.05    COOPERATION.........................................................................................48
    16.06    NO INDEMNIFICATION OF THE COMPANY...................................................................49
    16.07    RESPONSIBILITY FOR TAXES............................................................................49

17.    TERMINATION...............................................................................................49


18.    NONCOMPETITION............................................................................................50

    18.01    COMPANY AGREEMENT NOT TO COMPETE....................................................................50
    18.02    BUYER AGREEMENT NOT TO SOLICIT EMPLOYEES............................................................51
    18.03    REMEDIES............................................................................................51

19.    NOTICES...................................................................................................51


20.    EXPENSES..................................................................................................52


21.    ENTIRE AGREEMENT..........................................................................................53


22.    SEVERABILITY..............................................................................................53


23.    GOVERNING LAW.............................................................................................53


24.    WAIVER OF COMPLIANCE; CONSENTS............................................................................53


25.    REMEDIES CUMULATIVE.......................................................................................53


26.    HEADINGS..................................................................................................53


27.    AMENDMENTS................................................................................................54


28.    SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES......................................................54

29.    COUNTERPARTS..............................................................................................54




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                             SCHEDULES AND EXHIBITS

Schedules
---------

      Schedule 8.01(a)          Foreign Qualifications
      Schedule 8.01(f)          Real Property
      Schedule 8.01(g)          Personal Property
      Schedule 8.01(h)          Intellectual Property
      Schedule 8.01(i)          Legal Proceedings
      Schedule 8.01(l)          Contracts
      Schedule 8.01(o)          Receivables
      Schedule 8.01(q)          Labor Relations
      Schedule 8.01(r)          Company's Employee Plans
      Schedule 8.01(s)          Taxes
      Schedule 8.01(t)          Warranty Claims
      Schedule 8.01(v)          IED Unaudited Balance Sheet as of April 30, 2000
      Schedule 8.01(w)          Insurance
      Schedule 14.01(c)(iii)    Source Code Agreements


Exhibits
--------

         Exhibit 4.01           Escrow Agreement
         Exhibit 10.01(d)       Opinion of Jonathan P. Levitt, General Counsel to the Company
         Exhibit 10.01(e)       Opinion of Counsel to the Inso Subs and the Company
         Exhibit 10.01(f)       Opinions of Special Delaware Counsel to the Company
         Exhibit 11.01(d)       Opinion of Counsel to Buyer
         Exhibit 11.01(g)       Company Software License

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") made and entered into as of the 10th day of July, 2000 among IntraNet Solutions, Inc., a Minnesota corporation ("Buyer"), IntraNet Chicago Acquisition Corporation, a Delaware corporation (the "Chicago Merger Sub"), IntraNet Kansas City Acquisition Corporation, a Delaware corporation (the "Kansas City Merger Sub," and together with the Chicago Merger Sub, the "Merger Subs"), Inso Chicago Corporation, an Illinois corporation (the "Chicago Sub"), Inso Kansas City Corporation, a Missouri corporation (the "Kansas City Sub," and together with the Chicago Sub, the "Inso Subs") and Inso Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         A. The Company's Information Exchange Division ("IED") is engaged in the development and licensing of software products that enable users to access electronic information in its native format, without the originating application, and to filter, view, copy, print and distribute such information over computer networks, the World Wide Web and wireless communication and computing devices.

         B.   IED is comprised of the Inso Subs.

         C. The Boards of Directors of Buyer, the Chicago Merger Sub, the Chicago Sub and the Company have declared advisable and approved this Agreement and the merger of the Chicago Merger Sub with and into the Chicago Sub (the "Chicago Merger") in accordance with this Agreement and the applicable provisions of the Illinois Business Corporation Act (the "IBCA") and the Delaware General Corporation Law (the "DGCL"). In addition, simultaneously with the execution of this Agreement, this Agreement and the Chicago Merger have been adopted and approved by Buyer, as the sole stockholder of Chicago Merger Sub, pursuant to the requirements of the DGCL and by the Company, as the sole stockholder of Chicago Sub, pursuant to the requirements of the IBCA.

         D. The authorized capital stock of the Chicago Sub consists of 1,000,000 shares of Common Stock, no par value (the "Chicago Sub Stock").

         E. Buyer desires to acquire the Chicago Sub by effecting the Chicago Merger pursuant to the terms hereof whereby the Company will receive cash for its shares of Chicago Sub Stock.

         F. The Boards of Directors of Buyer, the Kansas City Merger Sub, the Kansas City Sub and the Company have approved this Agreement and the merger of the Kansas City Merger Sub with and into the Kansas City Sub (the "Kansas City Merger," and together with the Chicago Merger, the "Mergers") in accordance with this Agreement and the applicable provisions of the Missouri General and Business Corporation Law (the "MGBCL") and the DGCL. In addition, simultaneously with the execution of this Agreement, this Agreement and the Kansas City Merger have been adopted and approved by Buyer, as the sole stockholder of Kansas City Merger Sub, pursuant to the requirements of the DGCL and by the Company, as the sole stockholder of Kansas City Sub, pursuant to the requirements of the MGBCL.

         G. The authorized capital stock of the Kansas City Sub consists of 30,000 shares of Common Stock, par value $1.00 (the "Kansas City Sub Stock").

         H. Buyer desires to acquire the Kansas City Sub by effecting the Kansas City Merger pursuant to the terms hereof whereby the Company will receive cash for its shares of Kansas City Sub Stock.

                                    AGREEMENT

         IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, Buyer, the Chicago Merger Sub, the Kansas City Merger Sub, the Chicago Sub, the Kansas City Sub, and the Company agree as follows:

         1.   CERTAIN DEFINITIONS

         "Acquisition Proposal" has the meaning provided therefor in Section
14.05 of this Agreement.

         "ADA" means the Americans with Disabilities Act of 1990, as amended.

         "Adjustment Amount" has the meaning provided therefor in Section 3.01 of this Agreement.

         "Adjustment Certificate" has the meaning provided therefor in Section
3.01 of this Agreement.

         "Affiliate" means, as to any Person, (a) any Subsidiary of such Person,
(b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, (c) in the case of a Person other than an individual, each officer or director or partner or member of such Person, and each Person who is the beneficial owner of 10% or more of such Person's outstanding securities having ordinary voting power of such Person, (d) in the case of an individual, such Person's spouse, siblings, ascendants and descendants, and (e) with respect to the Company, any Selling Party or any Affiliate of a Selling Party. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning provided therefor in the first paragraph of this instrument.

         "Buyer" has the meaning provided therefor in the first paragraph of this Agreement.




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


         "Buyer Documents" has the meaning provided therefor in Section 9.01(a) of this Agreement.

         "Buyer Indemnitee" has the meaning provided therefor in Section 12.01 of this Agreement.

         "Certificate of Chicago Merger" has the meaning provided therefor in
Section 2.02 of this Agreement.

         "Certificate of Kansas City Merger" has the meaning provided therefor in Section 2.09 of this Agreement.

         "Chicago Cash Consideration" has the meaning provided therefor in
Section 2.05(a)(i) of this Agreement.

         "Chicago Effective Time" has the meaning provided therefor in Section
2.02 of this Agreement.

         "Chicago Escrow Consideration" has the meaning provided therefor in
Section 2.05(a)(ii) of this Agreement.

         "Chicago Merger" has the meaning provided therefor in the third recital of this Agreement.

         "Chicago Sub Stock" has the meaning provided therefor in the fourth recital of this Agreement.

         "Closing" has the meaning provided therefor in Section 5 of this Agreement.

         "Closing Date" has the meaning provided therefor in Section 5 of this Agreement.

         "Closing Date Adjusted Net Working Capital" means current assets, excluding all cash and net of reserves and allowances as historically applied, less current liabilities of the Chicago Sub and the Kansas City Sub on a consolidated basis, as of the close of business on the Closing Date, all determined in accordance with GAAP and all excluding any intercompany accounts.

         "Closing Statement" has the meaning provided therefor in Section 3.02 of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning provided therefor in the first paragraph of this Agreement.

         "Company Board" has the meaning provided therefor in Section 14.05 of this Agreement.



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




         "Company Documents" has the meaning provided therefor in Section 8.01(a) of this Agreement.

         "Company Indemnitee" has the meaning provided therefor in Section 12.03 of this Agreement.

         "Company Software License Agreement" has the meaning provided therefor in Section 11.01(g) of this Agreement.

         "Company Tax Group" means (i) any "affiliated group" (as defined in
Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Inso Subs or (ii) any other group of corporations which, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company.

         "Competitive Technology" has the meaning provided therefor in Section 18.01(a) of this Agreement.

         "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

         "Covenant Term" has the meaning provided therefor in Section 18.01 of this Agreement.

         "Employee Plan" means any written or unwritten plan, program, arrangement, agreement or commitment that is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, severance pay, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan" as defined in Section 3(3) of ERISA.

         "Environmental Claim" has the meaning provided therefor in Section 8.01(k).

         "Environmental Laws" has the meaning provided therefor in Section 8.01(k).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Escrow Agent" has the meaning provided therefor in Section 4.01 of this Agreement.

         "Escrow Agreement" has the meaning provided therefor in Section 4.01 of this Agreement.

         "Escrowed Funds" has the meaning provided for in Section 4.01 of this Agreement.

         "Final Allocation Statement" has the meaning provided therefor in
Section 16.03(a) of this Agreement.

         "Financial Statements" has the meaning provided therefor in Section 8.01(v) of this Agreement.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

         "Hazardous Substances" has the meaning provided therefor in Section 8.01(k).

         "IED" has the meaning provided therefor in first recital of this Agreement.

         "Indebtedness" means (w) all indebtedness of Inso Subs to lending institutions and all other indebtedness for borrowed money created, incurred or accrued by Inso Subs or guaranteed by Inso Subs or for which Inso Subs is otherwise liable or responsible (including an agreement to assume the indebtedness of others), (x) all indebtedness of Inso Subs under capital leases,
(y) all amounts owing by Inso Subs under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements, and (z) all indebtedness secured by any mortgage, indenture or deed of trust upon any of Inso Subs' assets even though Inso Subs may not have assumed or become liable for the payment of such indebtedness; provided, however, that Indebtedness does not include the intercompany liabilities referred to in Section 2.15.

         "Indemnifying Party" has the meaning provided therefor in Section 13 of this Agreement.

         "Indemnitee" has the meaning provided therefor in Section 13 of this Agreement.

         "Independent Accounting Firm" has the meaning provided therefor in
Section 3.02 of this Agreement.

         "Initial Allocation Statement" has the meaning provided therefor in
Section 16.03(a) of this Agreement.

         "Inso Subs' Property", as used in Section 8.01(k) of this Agreement, means all real and personal property that has ever been owned, leased, occupied or otherwise operated by the Inso Subs.

         "Intellectual Property" means all intellectual property and all rights therein, whether common law, statutory or otherwise, domestic and foreign, and all registrations and registration applications for any such rights, including without limitation inventions, ideas, trade secrets, processes, copyrights, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trade names, logos, industrial designs, trade styles, service marks, brands, product and service names and other distinctive identifications used in commerce, whether in connection with products or services, trade secrets, know-how and other like property, whether registered or unregistered, and all pending applications, licenses and goodwill for any of the foregoing.

         "Kansas City Cash Consideration" has the meaning provided therefor in
Section 2.12(a)(i) of this Agreement.

         "Kansas City Effective Time" has the meaning provided therefor in
Section 2.09 of this Agreement.

         "Kansas City Escrow Consideration" has the meaning provided therefor in
Section 2.12(a)(ii) of this Agreement.

         "Kansas City Merger" has the meaning provided therefor in the sixth recital of this Agreement.

         "Kansas City Sub Stock" has the meaning provided therefor in the seventh recital of this Agreement.

         "Latest Balance Sheet" has the meaning provided therefor in Section 8.01(v) of this Agreement.

         "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

         "Legal Proceeding" means any judicial, administrative or arbitral action, litigation, suit, proceeding (public or private), claim or governmental proceeding or investigation.

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Losses" has the meaning provided therefor in Section 12.01(a) of this Agreement.

         "Material Adverse Change" means any material adverse change in the business, properties, results of operations or condition (financial or otherwise) of the Inso Subs taken as a whole, or in the enforceability by the Inso Subs of any Contract that is material to the IED business.

         "Material Adverse Effect" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

         "Material Contract" has the meaning provided therefor in Section 8.01(l) of this Agreement.

         "Merger Subs" has the meaning provided therefor in the first paragraph of this Agreement.

         "Mergers" has the meaning provided therefor in the sixth recital of this Agreement.

         "Multiemployer Plans" has the meaning provided therefor in Section 8.01(r) of this Agreement.

         "Notice of Disagreement" has the meaning provided therefor in Section
3.02 of this Agreement.

         "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

         "Per Share Chicago Merger Consideration" has the meaning provided therefor in Section 2.05(a) of this Agreement.

         "Per Share Kansas City Merger Consideration" has the meaning provided therefor in Section 2.12(a) of this Agreement.

         "Permit" means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority or any other Person.

         "Permitted Liens" means (a) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve or security deposit is established by the Company therefor; (b) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations or financial condition of the property so encumbered; (c) zoning, entitlement and other land use and environmental regulations by Governmental Authorities, provided that such regulations have not been violated in any material respect; and (d) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any parcel of Real Property subject thereto or affected thereby, and which have been disclosed in writing by the Company to Buyer prior to the date hereof.

         "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

         "Proprietary Software Products" has the meaning provided therefor in
Section 8.01(h) of this Agreement.

         "Real Property" means all real property in which the Inso Subs have an interest, whether as fee owner, lessee or otherwise.

         "Receivables" means all trade receivables, notes receivable, rights with respect to returned checks and receivables from loans and advances to employees of Inso Subs outstanding at the close of business on the Closing Date or thereafter, including within the Receivables, but not limited to, all customer accounts receivable and all rights of Inso Subs to earned but unpaid rebates from its suppliers.

         "Representatives" shall mean, with respect to any Person, such Person's officers, employees, counsel, representatives, accountants and auditors.

         "Schedule" means a disclosure schedule provided by the Company to Buyer pursuant to this Agreement.

         "Scheduled Patent" has the meaning provided therefor in Part B of
Schedule 8.01(h) to this Agreement.

         "Scheduled Release Date" has the meaning provided therefor in Section
4.02 of this Agreement.

         "Section 338(h)(10) Election" has the meaning provided therefor in
Section 16.01 of this Agreement.

         "Special Claims" has the meaning provided therefor in Section 12.01 of this Agreement.

         "Special Authority Indemnity" has the meaning provided therefor in
Section 12.01(f) of this Agreement.

         "Special Patent Indemnity" has the meaning provided therefor in Section 12.01(c) of this Agreement.

         "Subsidiary" means, when used with reference to any Person, any other Person of which a majority of the outstanding voting securities are owned directly or indirectly by such Person.

         "Surviving Chicago Corporation" has the meaning provided therefor in
Section 2.01 of this Agreement.

         "Surviving Chicago Corporation Common Stock" has the meaning provided therefor in Section 2.05(b) of this Agreement.

         "Surviving Kansas City Corporation" has the meaning provided therefor in Section 2.08 of this Agreement.

         "Surviving Kansas City Corporation Common Stock" has the meaning provided therefor in Section 2.12(b) of this Agreement.

         "Tax" or "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, transfer, payroll, goods and services, value-added or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority.

         "Tax Inquiries" has the meaning provided therefor in Section 16.05 of this Agreement.

         "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated tax.

         "Third Party" has the meaning provided therefor in Section 14.05 of this Agreement.

         "338(h)(10) Tax Forms" has the meaning provided therefor in Section
16.01 of this Agreement.

         2.   THE MERGERS

         2.01 The Chicago Merger. At the Chicago Effective Time and in accordance with the terms of this Agreement, the IBCA and the DGCL the Chicago Merger Sub shall be merged with and into the Chicago Sub, the separate corporate existence of the Chicago Merger Sub shall thereupon cease, and the Chicago Sub shall be the surviving corporation in the Chicago Merger (sometimes hereinafter referred to as the "Surviving Chicago Corporation"). At the Chicago Effective Time, the Chicago Merger shall have the other effects provided in the applicable provisions of the IBCA and the DGCL.

         2.02 Effective Time of the Chicago Merger. The parties hereto shall file a certificate of merger (the "Certificate of Chicago Merger"), executed in accordance with the applicable provisions of the IBCA and the DGCL, and shall make all other filings or recordings required under the IBCA and the DGCL. The Chicago Merger shall become effective upon the filing of the Certificate of Chicago Merger with the Illinois Secretary of State in accordance with the

IBCA and the filing of the Certificate of Chicago Merger with the Delaware Secretary of State in accordance with the DGCL or such later time as may be specified in the Certificate of Chicago Merger. The Certificate of Chicago Merger shall become effective on the Closing Date. The term "Chicago Effective Time" shall mean the date and time when the Chicago Merger becomes effective.

         2.03 Articles of Incorporation and By-Laws of the Surviving Chicago Corporation. The Articles of Incorporation of the Chicago Sub in effect immediately prior to the Chicago Effective Time shall be the Articles of Incorporation of the Surviving Chicago Corporation, until further amended in accordance with the IBCA and such Articles of Incorporation. The By-laws of the Chicago Merger Sub in effect immediately prior to the Chicago Effective Time shall be the By-laws of the Surviving Chicago Corporation, until further amended in accordance with the IBCA, the Articles of Incorporation of the Surviving Chicago Corporation and such By-laws.

         2.04 Board of Directors and Officers of the Surviving Chicago Corporation. The directors of the Chicago Merger Sub immediately prior to the Chicago Effective Time shall be the directors of the Surviving Chicago Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Chicago Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or By-Laws of the Surviving Chicago Corporation. The officers of the Chicago Merger Sub immediately prior to the Chicago Effective Time shall be the officers of the Surviving Chicago Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Chicago Corporation.

         2.05 Conversion of Chicago Sub Securities. Subject to Section 2.06, at the Chicago Effective Time, by virtue of the Chicago Merger and without any action on the part of Buyer, the Surviving Chicago Corporation or the Company:

         (a) Each share of Chicago Sub Stock issued and outstanding immediately prior to the Chicago Effective Time shall be converted into and represent the right to receive the Chicago Cash Consideration and the Chicago Escrow Consideration as provided herein:

                  (i) Chicago Cash Consideration. In addition to being converted into the right to receive the Chicago Escrow Consideration, each share of Chicago Sub Stock shall also be converted into the right to receive in cash, without interest (the "Chicago Cash Consideration"), seventy six dollars and thirty two cents ($76.32).

                  (ii) Chicago Escrow Consideration. In addition to being converted into the right to receive the Chicago Cash Consideration, each share of Chicago Sub Stock shall also be converted into a fractional interest in the Escrowed Funds (the "Chicago Escrow Consideration"), such fraction to be equal to (A) zero point nine six three six (0.9636) divided by (B) six hundred twenty five thousand (625,000).

         The Chicago Cash Consideration and the Chicago Escrow Consideration as determined pursuant to this Section 2.05(a) are herein collectively called the "Per Share Chicago Merger Consideration."

         (b) Each share of Common Stock of Chicago Merger Sub issued and outstanding as of the Chicago Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of Common Stock of the Surviving Chicago Corporation ("Surviving Chicago Corporation Common Stock"), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Chicago Corporation as of the Chicago Effective Time. From and after the Chicago Effective Time, each outstanding certificate previously representing shares of Common Stock of Chicago Merger Sub shall be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Chicago Corporation Common Stock.

         (c) Each share of Chicago Sub Stock that is owned by the Chicago Sub as treasury stock, if any, shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

         2.06 Payment of Cash for Chicago Sub Securities and Other Rights. At the Chicago Effective Time, the Company shall surrender the certificate or certificates representing shares of Chicago Sub Stock canceled and extinguished at the Chicago Effective Time to Buyer in exchange for (A) an amount equal to the product of (w) the Chicago Cash Consideration multiplied by (x) the number of shares of Chicago Sub Stock represented by the certificate or certificates, such amount to be paid by wire transfer of immediately available funds, and (B) a fractional interest in the Escrowed Funds equal to the product of (y) the Chicago Escrow Consideration multiplied by (z) the number of shares of Chicago Sub Stock represented by the certificate or certificates. Until so surrendered and exchanged, each outstanding certificate which, prior to the Chicago Effective Time, represented shares of Chicago Sub Stock shall be deemed to represent and evidence only the right to receive the Per Share Chicago Merger Consideration to be paid therefor as set forth in Section 2.05 and, until such surrender and exchange, no cash shall be paid to the Company in respect thereof.

         2.07 No Further Rights or Transfers. At the Chicago Effective Time, all shares of Chicago Sub Stock issued and outstanding immediately prior to the Chicago Effective Time shall be canceled and cease to exist, and the Company shall cease to have any rights as a shareholder with respect to the shares of Chicago Sub Stock represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided pursuant to Section 2.06 hereof.

         2.08 The Kansas City Merger. At the Kansas City Effective Time and in accordance with the terms of this Agreement, the MGBCL and the DGCL the Kansas City Merger Sub shall be merged with and into the Kansas City Sub, the separate corporate existence of the Kansas City Merger Sub shall thereupon cease, and the Kansas City Sub shall be the surviving corporation in the Kansas City Merger (sometimes hereinafter referred to as the "Surviving Kansas City

Corporation"). At the Kansas City Effective Time, the Kansas City Merger shall have the other effects provided in the applicable provisions of the MGBCL and the DGCL.

         2.09 Effective Time of the Kansas City Merger. The parties hereto shall file a certificate of merger (the "Certificate of Kansas City Merger"), executed in accordance with the applicable provisions of the MGBCL and the DGCL, and shall make all other filings or recordings required under the MGBCL and the DGCL. The Kansas City Merger shall become effective upon the filing of the Certificate of Kansas City Merger with the Missouri Secretary of State in accordance with the MGBCL and the filing of the Certificate of Kansas City Merger with the Delaware Secretary of State in accordance with the DGCL or such later time as may be specified in the Certificate of Kansas City Merger. The Kansas City Certificate of Merger shall become effective on the Closing Date. The term "Kansas City Effective Time" shall mean the date and time when the Kansas City Merger becomes effective.

         2.10 Articles of Incorporation and By-Laws of the Surviving Kansas City Corporation. The Articles of Incorporation of the Kansas City Sub in effect immediately prior to the Kansas City Effective Time shall be the Articles of Incorporation of the Surviving Kansas City Corporation, until further amended in accordance with the MGBCL and such Articles of Incorporation. The By-laws of the Kansas City Merger Sub in effect immediately prior to the Kansas City Effective Time shall be the By-laws of the Surviving Kansas City Corporation, until further amended in accordance with the MGBCL, the Articles of Incorporation of the Surviving Kansas City Corporation and such By-laws.

         2.11 Board of Directors and Officers of the Surviving Kansas City Corporation. The directors of the Kansas City Merger Sub immediately prior to the Kansas City Effective Time shall be the directors of the Surviving Kansas City Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Kansas City Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or By-Laws of the Surviving Kansas City Corporation. The officers of the Kansas City Merger Sub immediately prior to the Kansas City Effective Time shall be the officers of the Surviving Kansas City Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Kansas City Corporation.

         2.12 Conversion of Kansas City Sub Securities. Subject to Section 2.13, at the Kansas City Effective Time, by virtue of the Kansas City Merger and without any action on the part of Buyer, the Surviving Kansas City Corporation or the Company:

         (a) Each share of Kansas City Sub Stock issued and outstanding immediately prior to the Kansas City Effective Time shall be converted into and represent the right to receive the Kansas City Cash Consideration and the Kansas City Escrow Consideration as provided herein:

                  (i) Kansas City Cash Consideration. In addition to being converted into the right to receive the Kansas City Escrow Consideration, each share of Kansas City Sub

         Stock shall also be converted into the right to receive in cash, without interest (the "Kansas City Cash Consideration"), one hundred eighty dollars ($180).

                  (ii) Kansas City Escrow Consideration. In addition to being converted into the right to receive the Kansas City Cash Consideration, each share of Kansas City Sub Stock shall also be converted into a fractional interest in the Kansas City Escrowed Funds (the "Kansas City Escrow Consideration"), such fraction to be equal to (A) zero point zero three six four (0.0364) divided by (B) ten thousand (10,000).

         The Kansas City Cash Consideration and the Kansas City Escrow Consideration as determined pursuant to this Section 2.12(a) are herein collectively called the "Per Share Kansas City Merger Consideration."

         (b) Each share of Common Stock of Kansas City Merger Sub issued and outstanding as of the Kansas City Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of Common Stock of the Surviving Kansas City Corporation ("Surviving Kansas City Corporation Common Stock"), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Kansas City Corporation as of the Kansas City Effective Time. From and after the Kansas City Effective Time, each outstanding certificate previously representing shares of Common Stock of Kansas City Merger Sub shall be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Kansas City Corporation Common Stock.

         (c) Each share of Kansas City Sub Stock that is owned by the Kansas City Sub as treasury stock, if any, shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

         2.13 Payment of Cash for Kansas City Sub Securities and Other Rights. At the Kansas City Effective Time, the Company shall surrender the certificate or certificates representing shares of Kansas City Sub Stock canceled and extinguished at the Kansas City Effective Time to Buyer in exchange for (A) an amount equal to the product of (w) the Kansas City Cash Consideration multiplied by (x) the number of shares of Kansas City Sub Stock represented by the certificate or certificates, such amount to be paid by wire transfer of immediately available funds, and (B) a fractional interest in the Escrowed Funds equal to the product of (y) the Kansas City Escrow Consideration multiplied by
(z) the number of shares of Kansas City Sub Stock represented by the certificate or certificates. Until so surrendered and exchanged, each outstanding certificate which, prior to the Kansas City Effective Time, represented shares of Kansas City Sub Stock shall be deemed to represent and evidence only the right to receive the Per Share Kansas City Merger Consideration to be paid therefor as set forth in Section 2.12 and, until such surrender and exchange, no cash shall be paid to the Company in respect thereof.

         2.14 No Further Rights or Transfers. At the Kansas City Effective Time, all shares of Kansas City Sub Stock issued and outstanding immediately prior to the Kansas City Effective Time shall be canceled and cease to exist, and the Company shall cease to have any rights as a shareholder with respect to the shares of Kansas City Sub Stock represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided pursuant to Section 2.13 hereof.

         2.15 Forgiveness of Intercompany Liabilities. Unless otherwise provided by this Agreement and without further action by the parties hereto:

         (a) as of and at the Chicago Effective Time all intercompany liabilities between the Company, its Affiliates and the Chicago Sub will be forgiven and neither the Company nor any of its Affiliates will make any claim against the other or against Buyer or the Chicago Sub for satisfaction of any liability between the Company and the Chicago Sub arising prior to the Chicago Effective Time; and

         (b) as of and at the Kansas City Effective Time all intercompany liabilities between the Company, its Affiliates and the Kansas City Sub will be forgiven and neither the Company nor any of its Affiliates will make any claim against the other or against Buyer or the Kansas City Sub for satisfaction of any liability between the Company and the Kansas City Sub arising prior to the Kansas City Effective Time.

         3.   POST-CLOSING ADJUSTMENT

         3.01 Adjustment. The total amount payable by Buyer as a result of the Mergers shall be adjusted by the amount, if any, by which the Closing Date Adjusted Net Working Capital is greater than or less than three million four hundred thousand dollars ($3,400,000) (the "Adjustment Amount"). To the extent that the such total consideration is reduced as contemplated hereby, the Company shall pay such amount to Buyer within five (5) days of the delivery of an adjustment certificate (the "Adjustment Certificate") setting forth the Adjustment Amount as provided by Section 3.02 hereof, by wire transfer of immediately available funds to an account designated by Buyer. If the Company fails to pay Buyer any Adjustment Amount within the period provided hereby, the Escrow Agent shall pay such Adjustment Amount to Buyer out of the Escrowed Funds within five (5) days of submission to the Escrow Agent of the Closing Statement and related documents as provided by Section 3.02 hereof. The payment to Buyer of any partial amount of the Adjustment Amount from the Escrowed Funds will not relieve the Company of its obligation to pay the remainder of the Adjustment Amount. To the extent that the total consideration is increased as contemplated hereby, Buyer shall pay such amount to the Company within five (5) days of the delivery of the Adjustment Certificate as provided by Section 3.02 hereof, by wire transfer of immediately available funds to an account designated by the Company.

         3.02 Closing Statement. Promptly after the Closing Date, the Company will appoint an accountant to prepare and deliver to Buyer a statement (in its final and binding form, the "Closing Statement") setting forth the Closing Date Adjusted Net Working Capital, such Closing Statement to be delivered within 45 days after the Closing Date. The Closing Statement shall be prepared consistent with GAAP as historically applied by the Company. During the 45 days immediately following Buyer's receipt of the Closing Statement, Buyer shall be permitted to review the working papers relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the forty-fifth day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to the Company prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature and amount of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Closing Date Adjusted Net Working Capital not being calculated in accordance with its definition. If a timely Notice of Disagreement is received by the Company, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Accounting Firm. During the 60 days immediately following the delivery of a Notice of Disagreement, Buyer and the Company shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. During such period, the Company shall have full access to the working papers of Buyer prepared in connection with Buyer's preparation of the Notice of Disagreement. At the end of such 60-day period, the Company and Buyer shall submit to an independent auditing firm of national recognition mutually selected by Buyer and the Company (the "Independent Accounting Firm"), for review and resolution, any and all matters that remain in dispute and that were properly included in the Notice of Disagreement, and the Independent Accounting Firm shall make a final determination of the Closing Date Adjusted Net Working Capital, which determination shall be binding, to the fullest extent permitted by applicable law, on the parties (it being understood, however, that the Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and the Company (and not by independent review), of only those matters which remain in dispute and which were properly included in the Notice of Disagreement).

         The Independent Accounting Firm shall be retained to resolve such dispute promptly and, in any event, to resolve such dispute within thirty (30) days from the date the dispute is submitted to the Independent Accounting Firm. The Company and Buyer shall each pay one-half of the fees and expenses of the Independent Accounting Firm. The determination of the Closing Date Adjusted Net Working Capital as determined by agreement of the parties or by the Independent Accounting Firm shall be final and binding on the parties. Promptly after the Closing Statement has become final and binding on the parties, the Company, if the Company and Buyer have agreed on such Closing Statement, or the Independent Accounting Firm, if it has prepared the Closing Statement, shall promptly deliver a copy of such Closing Statement to Buyer (and, if delivered by the Independent Accounting Firm, to the Company), together with a certificate to the effect that such Closing Statement has been prepared in accordance with the terms hereof and the Adjustment Certificate setting forth the Adjustment Amount, if any, owed to Buyer or to Seller, as the case may be, based on the Closing Statement. If the Company fails to pay Buyer any Adjustment Amount within the period provided by Section 3.01 hereof, Buyer, if the Company and Buyer have agreed on the Closing Statement, or the Independent Accounting Firm, if it has prepared the Closing Statement, shall promptly deliver a copy of such Closing Statement to the Escrow Agent, together with a certificate to the effect that such Closing Statement has been prepared in accordance with the terms hereof and the Adjustment Certificate setting forth the Adjustment Amount based on the Closing Statement, and Buyer shall deliver to the Escrow Agent a certificate of Buyer that the Company has failed to pay the Adjustment Amount in accordance with Section 3.01 hereof.

         4.       ESCROW

         4.01 Deposit. At the Closing, Buyer shall deposit five million five hundred thousand dollars ($5,500,000) (maintained and reduced as provided in the Escrow Agreement, the "Escrowed Funds") with an escrow agent mutually acceptable to the Company and Buyer (the "Escrow Agent") under an Escrow Agreement in substantially the form attached hereto as Exhibit 4.01, but such Escrow Agreement shall include such additional changes as shall be requested by the Escrow Agent with respect to the Escrow Agent's obligations, liabilities and responsibilities and shall be approved by the Company and Buyer (such approval to be conclusively established by the execution and delivery thereof by an authorized corporate officer of each of the Company and Buyer) (the "Escrow Agreement"). The Escrowed Funds shall remain deposited with the Escrow Agent and shall be subject to and payable in accordance with the terms of the Escrow Agreement and this Agreement.

         4.02 Release. Except as provided in Section 4.03 below, any remaining Escrowed Funds shall be released from escrow and paid to the Company on the date that is one (1) year from the Closing Date (the "Scheduled Release Date") in accordance with the Escrow Agreement and the Escrow Agreement shall terminate on such date.

         4.03 Pending Claims. If there are outstanding indemnification or other claims on the Scheduled Release Date, an amount adequate to cover such pending claims shall be withheld by the Escrow Agent from the Escrowed Funds in accordance with the Escrow Agreement and the Escrow Agreement shall continue, for as long as required to cover such pending claims.

         5.       CLOSING DATE

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Faegre & Benson LLP in Minneapolis, Minnesota at 10:00 a.m. on July 10, 2000, or on such other date or at such other time or other place on such date as the parties may agree upon in writing at least one (1) business day prior to such date (the "Closing Date").

         6.       DELIVERIES BY THE INSO SUBS AND THE COMPANY

         Subject to the conditions contained in this Agreement, the Inso Subs and the Company agree to deliver to Buyer at the Closing the following documents:

         (a) the opinions of counsel referred to in Sections 10.01(d), 10.01(e) and 10.01(f) hereof;

         (b) the certificate or certificates representing all issued and outstanding shares of the Chicago Sub Stock immediately prior to the Chicago Effective Time and the certificate or certificates representing all issued and outstanding shares of the Kansas City Sub Stock immediately prior to the Kansas City Effective Time;

         (c) the certificates referred to in Sections 10.01(c) and 10.01(g) hereof signed on behalf of the Inso Subs and/or the Company, as applicable;

         (d) a certificate of the Secretary or Assistant Secretary of the Company and the Inso Subs attesting as to the incumbency and signature of each officer of the Company or the Inso Subs, as the case may be, who shall execute this Agreement or any other Company Document;

         (e) the Company Software License, duly executed by the Company;

         (f) the Escrow Agreement, duly executed by the Company; and

         (g) any other certificates and documents reasonably requested by Buyer and its counsel.

         7.       DELIVERIES BY BUYER AND MERGER SUBS

         Subject to the conditions contained in this Agreement, Buyer and the Merger Subs agree to deliver to the Company at the Closing the following documents:

         (a) cash in the amount of (i) the Chicago Cash Consideration multiplied by the number of shares of Chicago Stock issued and outstanding as of the Chicago Effective Time, plus (ii) the Kansas City Cash Consideration multiplied by the number of shares of Kansas City Stock issued and outstanding as of the Kansas City Effective Time minus (iii) the amount payable as of the Closing by the Company under the Company Software License;

         (b) the certificates referred to in Section 11.01(c) and (f) hereof signed on behalf of Buyer and/or the Merger Subs, as applicable;

         (c) a certificate of the Secretary or an Assistant Secretary of each of Buyer and the Merger Subs attesting as to the incumbency and signature of each officer of Buyer or the Merger Subs, as the case may be, who shall execute this Agreement or any other Buyer Document;

         (d) the opinion of counsel referred to in Section 11.01(d) hereof;

         (e) the Company Software License, duly executed by the Chicago Sub;

         (f) the Escrow Agreement, duly executed by Buyer, the Merger Subs and the Escrow Agent; and

         (g) any other certificates and documents reasonably requested by the Company and its counsel.

    8.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE INSO SUBS

    8.01 Representations and Warranties. The Company and the Inso Subs hereby jointly and severally represent and warrant to Buyer and Merger Subs as follows:

         (a) Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the Chicago Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and the Kansas City Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Inso Subs are duly qualified or licensed to do business as foreign corporations in each jurisdiction where the operation of their business or ownership of their assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each jurisdiction in which the Inso Subs are qualified to do business is listed in
Schedule 8.01(a). The Company and each of the Inso Subs has the corporate power and authority to own its properties, to carry on its business as now being conducted by it, and to execute, deliver and perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company or the Inso Subs in connection with the consummation of the transactions contemplated hereby and thereby (all such other agreements, documents, instruments or certificates being collectively referred to as the "Company Documents").

         (b)  Capitalization.

                  (i) The authorized capital stock of the Chicago Sub consists of 1,000,000 shares of Chicago Sub Stock. At the date hereof, the issued and outstanding capital stock of the Chicago Sub consists of 625,000 shares of Chicago Sub Stock. No shares of Chicago Sub Stock are held in treasury. All shares of Chicago Sub Stock are owned by the Company. All of the outstanding shares of Chicago Sub Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. At the date hereof, the Chicago Sub has no other issued or outstanding shares of capital stock.

                  (ii) There are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which the Company or the Chicago Sub is bound in respect of the capital stock of the Chicago Sub, whether issued or unissued, and no outstanding securities convertible into or exchangeable for any such capital stock.

                  (iii) There are no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of ownership of the Chicago Sub Stock. The Chicago Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

                  (iv) The authorized capital stock of the Kansas City Sub consists of 30,000 shares of Kansas City Sub Stock. At the date hereof, the issued and outstanding capital stock of the Kansas City Sub consists of 10,000 shares of Kansas City Sub Stock. No shares of Kansas City Sub Stock are held in treasury. All shares of Kansas City Sub Stock are owned by the Company. All of the outstanding shares of Kansas City Sub Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. At the date hereof, the Kansas City Sub has no other issued or outstanding shares of capital stock.

                  (v) There are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which the Company or the Kansas City Sub is bound in respect of the capital stock of the Kansas City Sub, whether issued or unissued, and no outstanding securities convertible into or exchangeable for any such capital stock.

                  (vi) There are no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of ownership of the Kansas City Sub Stock. The Kansas City Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

         (c) Authority of the Company and the Inso Subs. The execution, delivery and performance by the Company or the Inso Subs of this Agreement and the Company Documents, and the transactions contemplated herein and therein, have been duly and effectively authorized by all necessary and required corporate action of the Company or the Inso Subs.

         (d) Due Execution by the Company and the Inso Subs. This Agreement has been duly executed and delivered by each of the Company and the Inso Subs and is the valid and binding obligation of the Company and the Inso Subs enforceable against them in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles). Upon due execution and delivery by the Company and the Inso Subs at the Closing of the Company Documents, each such agreement or instrument will constitute the valid and binding obligation of the Company and/or either or each of the Inso Subs enforceable against them in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles).

         (e) No Conflict. The execution, delivery and performance by the Company and the Inso Subs of this Agreement and the Company Documents do not and will not violate, conflict with, result in a breach or termination of, or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under), or require a notice or consent under, or result in the creation of any Lien under, or result in any penalty or additional payment obligations or the acceleration of any obligations under, (i) the charter, articles of incorporation or bylaws, as amended to date, of the Company or the Inso Subs, (ii) any note, agreement, contract, license, instrument, mortgage, deed of trust, lease or other obligation to which the Company or either of the Inso Subs is a party or by which the Company or either of the Inso Subs or any of their assets is bound, (iii) any Order of any Governmental Authority or other authority applicable to the Company, the Inso Subs or any of their assets, or (iv) any Law or rule or regulation of any authority applicable to the Company, the Inso Subs or any of their assets.

         (f) Real Property. The Inso Subs do not own any Real Property. Schedule 8.01(f) contains a complete and accurate list of all leases pursuant to which the Inso Subs lease Real Property, which list includes a statement as to any requirements for the consent of third parties to assignments or changes of control thereof. The leases listed in Part A of Schedule 8.01(f) are in full force and effect and have not been changed, altered, or modified, except as indicated in Schedule 8.01(f), and there is no state of facts as of the date hereof, which, with notice or passage of time, or both, would constitute a default under any such Leases. Except as set forth in Schedule 8.01(f), there are no current or pending special assessments against any parcel of Real Property. The Inso Subs and Company have not granted to any Person any right of first refusal, right of first opportunity, option or similar rights to purchase the Inso Subs' leasehold estate in any parcel of Real Property. The Inso Subs and Company have not received notice from any insurance company that it will require alteration of the Real Property for continuance of a policy insuring the Real Property or the maintenance of rates with respect thereto nor has it entered into any, and to the knowledge of the Inso Subs or Company, there is no, development agreement or agreement that limits the Inso Subs' ability to protest taxes, fixes minimum taxes or requires continued business operations. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services now used for the operation of each parcel of the Real Property are adequate to service the Inso Subs' use of such property. Except with respect to Environmental Laws, as to which separate representations and warranties are made in Section 8.01(k), the leased premises of the Real Property is in compliance with all applicable federal, state and local Laws, including without limitation the ADA, and all applicable insurance requirements to the extent compliance is the responsibility of the Inso Subs under the applicable lease except, in each case and in the aggregate, where the failure of the Real Property to be in compliance would not have a Material Adverse Effect. Except for the Real Property subject to the leases listed on Schedule 8.01(f), and public roads, and except for home-based offices utilized by IED employees in connection with the performance of their employment duties, no real property is regularly used in the operation of the Inso Subs' business. Schedule 8.01(f) contains a complete and accurate list of all leases for real property terminated by either of the Inso Subs, or by the Company on behalf of either of the Inso Subs, since January 1, 1998, including the termination date of any such lease. The Inso Subs have no liabilities or obligations related to any such terminated leases for real property.

         (g) Personal Property. The Inso Subs own or hold by valid lease or license all of their personal property shown in the Latest Balance Sheet (except for assets sold after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens. Schedule 8.01(g) hereto correctly lists and describes (i) all material equipment used in the operation of the Inso Subs' business and (ii) all leases pursuant to which the Inso Subs lease any personal property used in their business. No

Affiliate of the Inso Subs owns or has any interest in any personal property used in the operation of the Inso Subs' business.

         (h) Intellectual Property. Schedule 8.01(h) attached hereto lists and correctly describes all Proprietary Software Products, patents, trademarks, trade names, service marks and copyrights (and all applications for the foregoing) of or related to IED's business. All statements and representations made by the Company in any pending Intellectual Property applications, filings or registrations relating to the IED business or either of the Inso Subs were true in all material respects as of the time they were made. "Proprietary Software Products" as used herein means any software development project under development as of the date hereof and any software product with regard to which either of the Inso Subs have received any payment, including without limitation license fees or maintenance fees, since January 1, 1998. The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to the Proprietary Software Products are complete in all material respects, have been faithfully and accurately compiled in accordance with standards generally practiced by companies whose principal business is creation or development of software and are sufficient to permit the Buyer to support and maintain its products and services and enforce its rights to control or prevent use of such Proprietary Software Products by others. The Proprietary Software Products under development by the Company are being developed in accordance with standards generally practiced by companies whose principal business is creation or development of software. Except as otherwise set forth in Schedule 8.01(h) hereto, to the best knowledge of the Company and the Inso Subs, the Inso Subs
(i) own or have the exclusive right to use free and clear of all encumbrances, except for licenses granted to customers, distributors, vendors and developers in the ordinary course of business, all such patents, trademarks, trade names, service marks and copyrights (and all applications for the foregoing), and the Inso Subs have the right to use all trade secrets, inventions, know-how, designs, processes, computer programs, computer software specifications, source codes and formulas necessary to conduct IED's business as currently conducted, and (ii) are not unlawfully using and have not unlawfully used any confidential information, trade secrets or proprietary information of others. Schedule 8.01(h) identifies each item of software or other intellectual property described above that any third party owns and the Inso Subs have the right to use pursuant to license, sublicense, or agreement, except for off-the-shelf software. Except as set forth in Schedule 8.01(h), neither the Company nor either of the Inso Subs is obligated to pay royalties, fees, or other payments to any owner of, applicant for, licensor of, or other claimant to any patent, trademark, service mark, trade name, copyright, or other Intellectual Property of the Inso Subs, other than rights to use that are not material to license and development of the Inso Subs' products. Except as set forth in Schedule 8.01(h), to the best knowledge of the Company and the Inso Subs, the Inso Subs are not infringing upon, and have not in the past infringed upon, any known right or claimed right of any Person under or with respect to any patents, trademarks, service marks, trade names, copyrights, licenses, or other intellectual property rights (nor have the Company or the Inso Subs received written notice with respect to any of the foregoing). Except as set forth in Schedule 8.01(h), there is no interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute nor any claim of infringement, misappropriation or other violation by the Company of any Intellectual Property of the Inso Subs or the IED business or other proprietary rights of any other individual or entity relating to the Inso Subs or the IED business pending or, to the knowledge of the Company, threatened against the Company or the Inso Subs. No governmental agency or authority has disputed the Company's or the Inso Subs' right to obtain or continue registration of any Intellectual Property of the Inso Subs or the IED business where the Company or an Inso Sub has applied for such registration, except where such dispute has been resolved in favor of issuing or continuing such registration. The Company and the Inso Subs have no agreement to indemnify any individual or entity against any charge of infringement of any Intellectual Property of the Inso Subs or the IED business, other than indemnification provisions normal and usual for the Company's industry contained in purchase orders or license agreements arising in the ordinary course of business. Except as provided in Schedule 8.01(h), all computer programming with respect to IED's business has been performed by employees of the Company or the Inso Subs and all user documentation has been authored by employees of the Company or the Inso Subs. The Company and the Inso Subs have taken commercially reasonable actions since January 1, 1998 with each individual and entity, including each employee, agent, consultant and contractor, who has contributed to or participated in the conception, creation and development of the Intellectual Property of the Inso Subs or the IED business on behalf of the Company and the Inso Subs so that each such individual or entity either (A) has been a genuine employee or has been party to a duly executed "work-for-hire" agreement with the Company and the Inso Subs, in accordance with applicable law, or (B) has executed valid written assignment in favor of the Company and the Inso Subs as assignee that has conveyed to the Company or the Inso Subs all right, title and interest in and to all tangible and intangible property arising from such individual's or entity's work throughout the world, in perpetuity, in each case of (A) or (B) waiving any claim any such individual or entity may have with respect to such tangible or intangible property. Schedule 8.01(h) sets forth a description of all computer software and other intellectual property acquired or received by the Inso Subs from Paradigm Development Corporation, a Canadian corporation. Except as provided in Schedule 8.01(h), no intellectual property of the Inso Subs has been escrowed or stored, or is required to be escrowed or stored, on behalf of or for the benefit of any Person other than the Inso Subs. Except as provided in
Schedule 8.01(h), no Person other than the Inso Subs and their employees have access or rights to the source code of computer programs developed by or for the Inso Subs, including the Proprietary Software Products. The Inso Subs have used and are using commercially reasonable methods to protect their intellectual property rights.

         (i) Legal Proceedings. Except as disclosed on Schedule 8.01(i) or
Schedule 8.01(h), there is no Legal Proceeding pending or, to the knowledge of the Inso Subs or the Company, threatened against the Inso Subs, the Company or any of the Inso Subs' assets (and, to the knowledge of the Inso Subs and the Company, no claim has been asserted against the Inso Subs, the Company or any of the Inso Subs' assets) which, if decided adversely to such Person or any of such assets, may (i) prevent the consummation of the transactions contemplated by this Agreement on the Closing Date, or (ii) place a Lien, before, on or after the Closing Date, upon any asset of the Inso Subs or any item or part thereof, or (iii) have a Material Adverse Effect upon IED's business. None of the Inso Subs, the Company or any of their assets are subject to any judicial or administrative Order or are in violation of any applicable Law with respect to the use, occupancy or right to operate IED's business or consummate the Mergers or which would otherwise have a Material Adverse Effect.

         (j) Notices. No notices have been issued and served upon the Inso Subs or the Company by any Governmental Authority having jurisdiction over the Inso Subs, the Company or their assets ordering the Inso Subs or Company to make any alterations or repairs to any of the assets related to IED's business alleged by such Governmental Authority to be required by any Law, or to correct any condition of such assets alleged by such Governmental Authority not to comply with any ordinance, rule, regulation or law, which have not been made or corrected.

         (k) Environmental Matters. No Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on or in any of the Inso Subs' Real Property by the Inso Subs or the Company or, to the knowledge of the Inso Subs or the Company, by any other Person that have been in quantities, or involved methods of containment or use, that violate any Environmental Laws, or that created any liability or other obligation of the Inso Subs.

         The Real Property is not being used, or, to the knowledge of the Inso Subs or the Company, has ever been primarily used, in connection with the business of manufacturing, storing, transporting, handling, disposing or treating Hazardous Substances.

         The Inso Subs have not generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility, which transportation or disposal (under laws applicable as of the date hereof to the landfill or other facility) could create liability to any unit of government or any third party.

         There is no Environmental Claim pending or, to the knowledge of the Inso Subs or the Company, threatened against the Inso Subs or the Company or against any Person whose liability for such Environmental Claim the Inso Subs have or may have retained or assumed either contractually or by operation of law.

         The Inso Subs are in compliance in all material respects with all applicable Environmental Laws. There are no circumstances that may prevent or interfere with compliance in all material respects in the future, including any failure to make a timely application or submission for renewal of a permit or other license. No permits or other governmental authorizations are currently held by the Inso Subs pursuant to any Environmental Laws.

         As used herein, the term "Environmental Laws" shall mean all federal, state, local and foreign statutes, laws, duties, regulations and ordinances (including common law) which relate to or deal with pollution, compensation for damage or injury caused by pollution or protection of human health or the environment as of the Closing.

         As used herein, the term "Hazardous Substance(s)" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants and contaminants, and all other materials or substances identified in or regulated by any of the Environmental Laws, and (ii) asbestos, PCBs, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, known carcinogens, petroleum products and by-products (including any fraction thereof), and radon.

         "Environmental Claim" means any notice received by the Inso Subs or the Company from a Person alleging the Inso Subs' non-compliance with, or failure to perform any duty under, any Environmental Laws or potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Inso Subs or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         (l) Contracts. Except for the leases listed on Schedule 8.01(f) or 8.01(g) and for the other Contracts listed on Schedule 8.01(l) attached hereto (such leases and other Contracts, collectively, the "Material Contracts"), the Inso Subs are not parties to or bound by, and none of their assets are bound by or subject to, any written or oral:

             (i) agreement to license the Inso Subs' software other than licenses in the ordinary course of business consistent with past practice;

             (ii) agreement granting any right to or interest in any products or software under development by the Inso Subs or any upgrades to existing products or software of the Inso Subs;

             (iii) agreement granting any right or access to the source code of any software or products of the Inso Subs;

             (iv) non-competition or other agreement restricting the conduct of the IED's business;

             (v) agreement that contains any provisions requiring the Inso Subs to indemnify or act as guarantor for any other Person or to reimburse any maker of a letter of credit or banker's acceptance, or any endorsement by the Inso Subs of any promissory note or bill of exchange, other than licenses in the ordinary course of business consistent with past practices;

             (vi) agreement, note, debenture, mortgage, indenture, deed of trust, security agreement, capitalized lease or other instrument evidencing or securing Indebtedness or any sale-leaseback arrangement pertaining to any real property or equipment used in the IED's business;

             (vii) partnership or joint venture agreement or similar agreement;

             (viii) agreement with any Affiliate of the Company or of the Inso Subs;

             (ix) franchise, distributorship or sales agency agreement;

             (x) leases of real property by the Inso Subs or any lease of tangible personal property by the Inso Subs if the lease of tangible personal property involves expenditures by the Inso Subs in excess of $50,000 per year;

             (xi) agreement for capital expenditures in excess of $50,000 in the aggregate for all such agreements;

             (xii) contract for advertising, marketing or promotional services;

             (xiii) agreement (either as licensor or licensee or in any similar capacity) to pay or receive any royalty or license fee or any other agreement (as licensor or licensee or in any similar capacity) to license any Intellectual Property other than licenses in the ordinary course of business consistent with past practice;

             (xiv) employment or consulting agreement;

             (xv) any Contract not made in the ordinary course of business;

             (xvi) any other Contract not capable of being fully performed or not terminable without penalty in excess of $10,000 within a period of 90 days; or

                  (xvii)   other material agreement.

A true, correct and complete copy of each written lease and other Contract listed on Schedule 8.01(f), 8.01(g) or 8.01(l) has been delivered to Buyer. No lease or other Contract listed on Schedule 8.01(f), 8.01(g) or 8.01(l) is oral. Each Material Contract is valid, binding and in full force and effect (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles); except as set forth on Schedule 8.01(l), the Inso Subs have received no prepayments under any such Contract; and there are no material defaults under, or events which with due notice or lapse of time, or both, would constitute material defaults under, any such Contract by the Inso Subs have or, to the knowledge of the Inso Subs or the Company, any other party thereto. Except as set forth on Schedule 8.01(f), 8.01(g) or 8.01(l), no previous or current party to any Material Contract has given notice to the Inso Subs or the Company of or made a claim against the Inso Subs or the Company with respect to any breach or default thereunder which has not been cured. Except as set forth on Schedule 8.01(f), 8.01(g) or 8.01(l), the Inso Subs and Company have received no notice from any party to any Material Contract that such party currently intends to terminate or to refuse to renew any such Material Contract or currently intends to exercise any right or option to increase the annual rent or other amounts payable thereunder by more than 5% of the current annual rent or other payment payable thereunder. Except as set forth on Schedule 8.01(f), 8.01(g) or 8.01(l), the Material Contracts will remain in full force and effect after the Mergers without the consent of third parties, and the Inso Subs have not waived or assigned any of their respective rights thereunder.

         (m) Compliance with Laws. No material Permits have been granted to or granted or obtained by the Inso Subs or the Company in connection with the use or occupancy of any parcel of Real Property or the operation of IED's business. No Permits are required by law or otherwise necessary for the proper operation of the IED's business in the manner in which it has been operated by the Inso Subs or the Company or to permit the lawful use and occupancy of any parcel of Real Property or the lawful use of any other assets of the Inso Subs in the manner in which they have been used by IED's business except, in each case and in the aggregate, for such Permits the absence of which would not have a Material Adverse Effect. All of such Permits are in full force and effect, and no action to terminate any such Permit is pending or, to the knowledge of the Inso Subs or the Company, threatened by any governmental official, agency, instrumentality or other authority or other party. The consummation of the transactions contemplated by this Agreement will not violate the provisions of any such Permit or require any governmental consents or approvals. The Inso Subs and the Company are not in violation of any Law concerning IED's business, which individually or in the aggregate could have a Material Adverse Effect.

         (n) Title; Sufficiency and Condition of Assets. All of the Inso Subs' assets are free and clear of all Liens other than Permitted Liens. The assets owned by the Inso Subs on the Closing Date comprise all of the material assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, necessary to, or used by the Inso Subs in, the operation of IED's business as currently conducted. The buildings and improvements constituting a part of the Real Property are, subject to normal wear and tear, clean and in good operating condition and in a state of good maintenance and repair and conform in all material respects to all applicable regulations relating to their use and operation. All of the equipment used by the Inso Subs in IED's business, whether owned or leased, is in good condition and in a state of good maintenance and repair and is suitable for its intended purpose and conforms in all material respects to all applicable regulations relating to its use and operation.

         (o) Accounts Receivable. The Inso Subs' accounts receivable as of the Latest Balance Sheet Date have arisen in the normal course of the operation of the Inso Subs' business, and constitute valid and binding obligations of the account debtors and obligors, enforceable in accordance with their terms at the amount recorded therefor in the books and records of the Inso Subs and are not and shall not be subject to any discounts, whether for prompt payment, failure of the subject products to perform in accordance with specifications, or other contingencies. Except as set forth in Schedule 8.01(o), there are no accounts receivable of the Inso Subs that are contingent upon the performance of future services or acceptance testing. Except as set forth on Schedule 8.01(o), none of the obligors for the accounts receivable of the Inso Subs has refused to pay, or given notice that it will refuse to pay, the full amount or any portion thereof, and none of the Inso Subs or the Company has knowledge that any such obligor is unable to pay to the Inso Subs amounts shown as owing to the Inso Subs by such obligor.

         (p) Brokers; Finders. The Inso Subs are not under any commitment or obligation to any broker or agent whereby a finder's, brokerage or middleman's commission is payable or whereby any claim therefor may be validly made with respect to the transactions contemplated by this Agreement.

         (q)      Employee and Labor Relations.


                  (i) The Company has provided Buyer with a true and correct list of (A) all employees of the Inso Subs as of May 31, 2000 that in the case of each such employee sets forth his or her position, annual salary and accrued vacation at May 31, 2000, and date of hire, and (B) all consultants of the Inso Subs at the date hereof or utilized within the prior 12 months who have been or will be paid at least $10,000 by any of the Inso Subs or the Company, and their material consulting responsibilities and areas of expertise.

                  (ii) The Inso Subs are not parties to any collective bargaining agreements with labor unions or other organizations representing, purporting to represent or, to the knowledge of the Inso Subs and the Company, attempting to represent, any employee of the Inso Subs. There are no labor unions or other organizations representing, purporting to represent or, to the knowledge of the Inso Subs and the Company, attempting to represent, any employee of the Inso Subs. There are no organizing activities involving the Inso Subs pending or, to the knowledge of the Inso Subs or the Company, threatened by any labor organization or group of employees of the Inso Subs.

                  (iii) There are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) material grievances or other material labor disputes pending or, to the knowledge of the Inso Subs or the Company, threatened by or involving the employees of the Inso Subs against the Inso Subs. The relations of the Inso Subs with its employees are satisfactory.

                  (iv) There are no complaints, charges or claims against the Inso Subs pending or, to the knowledge of the Inso Subs or the Company, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment by the Inso Subs or the Company of any individual, including any claim relating to employment discrimination, the ADA, equal pay, employee safety and health, wages and hours or workers' compensation, which individually or in the aggregate have, or will have, a Material Adverse Effect on the Inso Subs or the IED business.

                  (v) Hours worked by and payments made to employees of the Inso Subs have been in material compliance with the applicable provisions of the federal Fair Labor Standards Act or any other Law dealing with such matters.

                  (vi) The Inso Subs are in material compliance with all Laws and Orders relating to the employment of their employees, including all such Laws and Orders relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, safety and health, workers' compensation, pay equity, the ADA and the collection and payment of withholding and/or social security Taxes and similar Taxes.

                  (vii) The Inso Subs are not contractors or subcontractors party to any federal, state or local government contracts, and the Inso Subs are in material compliance with any contractual obligation to engage in affirmative action.

         (r)      Employee Benefits.


                  (i) Each Employee Plan maintained or contributed to by the Inso Subs or to which the Inso Subs owe an obligation to contribute for the benefit of employees of the Inso Subs (collectively, the "Inso Sub Plans") is identified on Schedule 8.01(r), to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2) of ERISA) or an "employee welfare plan" (as defined in
         Section 3(1) of ERISA). To the knowledge of the Inso Subs or the Company, the Inso Subs do not have any obligations or contingent liabilities with respect to any terminated employee benefit plan. No Inso Sub Plans cover persons employed outside of the United States. No Inso Sub Plans are "multiemployer plans" as defined in Section 3(37) of ERISA (collectively, the "Multiemployer Plans").

                  (ii) Except as set forth in Schedule 8.01(r), none of the Inso Subs nor any Person that would be considered a single employer with the Inso Subs pursuant to Section 414(b), (c), (m) or (o) of the Code is subject to any actual or contingent liability under Title IV of ERISA,
         Section 302 of ERISA, Section 412 or 4971 of the Code, in respect of any Inso Sub Plan, or, to the knowledge of the Inso Subs or the Company in respect of any other Employee Plan.

                  (iii) None of the Inso Subs nor the Company knows of any reason why any entity maintained or contributed to by the Inso Subs and which is intended to be an association described in Section 501(c)(9) of the Code is not exempt from federal income tax under Section 501(a) of the Code.

                  (iv) Except as set forth in Schedule 8.01(r), to the knowledge of the Inso Subs or the Company, no event has occurred, and no circumstance exists, in connection with which the Inso Subs or any Inso Sub Plan, directly or indirectly, can reasonably be expected to be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Inso Sub Plan, including Section 406, 409, 502(i) or 502(l) of ERISA, or Part 6 or 7 of Title I of ERISA, or Section 4971, 4972, 4975, 4976, 4977 or 4980B
         of the Code.

                  (v) Except as set forth in Schedule 8.01(r), with respect to each Inso Sub Plan, (A) all payments due from the Inso Subs to date have been timely made and all amounts properly accrued to date or as of the Closing Date as liabilities of the Inso Subs (directly or indirectly) which have not been paid have been and will be properly recorded on the books of the Inso Subs; (B) there are no Legal Proceedings pending (other than routine claims for benefits) or, to the knowledge of the Inso Subs or the Company, threatened with respect to such Inso Sub Plan or against the assets of such Inso Sub Plan, the plan administrator or any fiduciary thereof; and (C) the Inso Subs have complied with, and such Inso Sub Plan conforms in form and operation to, all applicable laws and regulations, including ERISA and the Code, in all material respects, and the Inso Subs have operated each Inso Sub Plan in accordance with its terms.

                  (vi) No Inso Sub Plan is under audit or, to the knowledge of the Inso Subs or the Company, is the subject of any investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency, nor, to the knowledge of the Inso Subs or the Company, is any such audit or investigation pending or threatened.

                  (vii) The transactions contemplated by this Agreement will not result in the payment or series of payments by the Inso Subs to any person of an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (viii) Except as set forth in Schedule 8.01(r), the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any benefit under any Inso Sub Plan or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefit due to any person under an Inso Sub Plan.

                  (ix) Except as set forth in Schedule 8.01(r), the Inso Subs do not have any liability with respect to any obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any current or former employee beyond his or her retirement from or other termination of service to the Inso Subs other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension plan, (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (D) deferred compensation benefits accrued as liabilities on the books of the Company, or (E) benefits in the nature of severance pay under written plans.

                  (x) Except as set forth in Schedule 8.01(r), with respect to each Inso Subs Plan that is funded wholly or partially through an insurance policy, all amounts of the premiums required to have been paid to date under the insurance policy have been paid, all amounts of the premiums required to be paid under the insurance policy through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no liability of the Inso Subs under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

                  (xi) The Inso Subs have not announced any plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Inso Sub Plan, other than amendments required by law.

                  (xii) To the knowledge of the *[IS] Subs and the Company, since the date of each most recent Form 5500 filing, there has been no material adverse change in the funding status or financial condition of the *[IS] Sub Plan relating to such Form 5500. Forms 5500 have been filed in a timely manner for all *[IS] Sub Plans, and for all years, as required by Law.

         (s)      Taxes.  Except as set forth on Schedule 8.01(s) hereto:


                  (i) The Inso Subs and any member of the Company Tax Group has timely filed or caused to be timely filed all Tax Returns which were required to have been filed by or with respect to them, or their assets, properties, or operations (in each case with the appropriate taxing authority), and has timely paid or caused to be timely paid all Taxes that have become due pursuant to such Tax Returns or pursuant to any assessment that has become payable;

                  (ii) All such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Inso Subs and each member of the Company Tax Group;

                  (iii) None of such Tax Returns currently is being examined by the relevant taxing authority, nor have any such Tax Returns been examined by the relevant taxing authority since December 31, 1996;

                  (iv) There is no action, suit, investigation, audit, claim or assessment pending, or, to the knowledge of the Inso Subs and the Company, proposed or threatened with respect to Taxes of the Inso Subs or any member of the Company Tax Group and, to the knowledge of the Inso Subs and the Company, no basis exists therefor;

                  (v) None of the Inso Subs nor any member of the Company Tax Group has waived or been requested to waive any statute of limitations in respect of Taxes;

                  (vi) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no transfer Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the acquisition or other transactions contemplated by this Agreement;

                  (vii) As a result of any of the transactions contemplated hereby or by any Company Documents, none of the Inso Subs nor Buyer (nor any Affiliate of any of them) will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual", as those terms are defined in Section 280G of the

         Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future;

                  (viii) None of the Inso Subs' assets other than leased personal or real property constitutes property that the Inso Subs or Buyer or any of their Affiliates will be required to treat as owned by another Person for federal income tax purposes or is "tax-exempt use property" within the meaning of Section 168 of the Code;

                  (ix) All Taxes which the Inso Subs or any member of the Company Tax Group are required by law to withhold or to collect for payment have been or will be duly withheld and collected and have been or will be paid when due; and

                  (x) None of the Inso Subs nor any member of the Company Tax Group is liable for penalties relating to Taxes (including, without limitation, penalties imposed under Sections 6662 or 6663 of the Code).

         (t) Warranty. Disclosed in Schedule 8.01(t) are true, correct and complete copies of the standard product warranties issued or made by the Inso Subs or the Company since January 1, 1999 in connection with the license of any product or the rendition of any service of the IED business. The Company has made no oral warranties to any of its customers or potential customers of the IED business. None of the Inso Subs nor the Company know of any existing or threatened material claim, or any facts upon which a material claim could be based, against the Inso Subs for software that is defective, defectively designed or otherwise fails to satisfy the terms of any product warranty. Since January 1, 1996, the Inso Subs' normal and customary warranty obligations to replace or repair products sold by them have not resulted in charges to income that would have a Material Adverse Effect in any year. Except as set forth on
Schedule 8.01(t), no material warranty or other claims of a similar nature have been made against the Inso Subs or the Company related to the IED business.

     (u) Suppliers and Customers. Except as set forth on Schedule 8.01(i), none of the Inso Subs nor the Company has notice or reason to believe that:


                  (i) any customer accounting for more than $100,000 of revenues of the IED busines for fiscal 2000 or 2001 to date intends to terminate, fail to renew or otherwise modify the terms of its economic relationship with the Company or the Inso Subs in any material manner; or

                  (ii) any supplier or other customer of the IED business intends to cancel or otherwise modify its relationship with the Company or the Inso Subs in any manner which, individually or in the aggregate with respect to all such parties, if any, would have a Material Adverse Effect.

         The consummation of the Mergers will not, to the knowledge of the Inso Subs or the Company, materially and adversely affect the relationship of any material supplier or customer with IED's business.

         (v) Financial Statements. The Company has delivered to Buyer true and correct copies of (i) the IED Unaudited Balance Sheet as of April 30, 2000 as set forth on Schedule 8.01(v) (the "Latest Balance Sheet"), and unaudited statements of income, cash flow and stockholders' equity of IED for the three fiscal months ended on such date prepared by the Company and (ii) an unaudited balance sheet of IED as of December 31, 1998 and January 31, 2000, and unaudited statements of income, cash flow and stockholders' equity of IED for the fiscal years ended December 31, 1997, December 31, 1998 and January 31, 2000 and the one month ended January 31, 1999 (all such balance sheets and statements, collectively, the "Financial Statements").

         Each of the Financial Statements presents fairly in all material respects the financial position of IED, taken as a whole, as of its date or the results of operations of IED for the period then ended, in conformity with GAAP consistently applied, subject to the absence of footnotes. Other than as and to the extent disclosed or reserved against in the Latest Balance Sheet and other than liabilities which shall be discharged pursuant to Section 2.15, the Inso Subs have no liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise, and whether due or to become due), except (i) liabilities and obligations incurred in the ordinary course of operating the IED business since the date of such Latest Balance Sheet, (ii) liabilities and obligations that are not required to be disclosed in accordance with GAAP and that either (x) are disclosed herein or in the schedules hereto or (y) in the aggregate, do not exceed fifty thousand dollars ($50,000) and (iii) liabilities and obligations that are not in default and are set forth in, or arising under, the leases and other Contracts listed on Schedule 8.01(f), 8.01(g) or 8.01(l) attached hereto or that are not required to be listed therein to avoid a misrepresentation under this Agreement.

         All of the books and records of the Inso Subs are true, correct and complete in all material respects, have been maintained in accordance with good business practice and all Laws and other requirements applicable to IED's business and accurately reflect in all material respects the financial condition and results of operations set forth in the Financial Statements.

         (w) Insurance. The Company has in force property and casualty insurance on all of the tangible assets of the Inso Subs (including, without limitation, on the Real Property) on a replacement cost basis and general and product liability insurance in amounts reasonably determined by the Company to be appropriate. All such insurance is in the name of the Company, and will be of no further force and effect with respect to the Inso Subs following the Closing.

         (x) Trade Allowances. Except as set forth on Schedule 8.01(x) attached hereto and made a part hereof, the Inso Subs do not have in effect any trade allowance, billback, rebate, discount or similar program with their customers, regardless of whether the Inso Subs currently have any actual or contingent unpaid liability thereunder. Except as set forth on Schedule 8.01(x), no supplier of the Inso Subs has in effect, or has had in effect since January 1, 1996, and the Inso Subs have received no payments, other than payments disclosed in writing to Buyer, under, any trade allowance, billback, rebate, discount or similar program pursuant to
                                      -32-
which the Inso Subs have any actual or contingent right to receive payment or has received payment since January 1, 1996.

     (y) No Changes. Except as contemplated or permitted hereby, or as set out in Schedule 8.01(y), since April 30, 2000, there has not been:


          (i) any entry by the Inso Subs or the Company into any commitment or transaction relating to the IED's business other than in the ordinary course of business, including (A) the incurrence of, or commitment to incur, any capital expenditures in excess of $50,000 in the aggregate, (B) the incurrence of any Indebtedness, or (C) the sale, lease or other disposition of, or entry into any agreement to sell, lease or otherwise dispose of, any of the Inso Subs' assets, except in the ordinary course of business;

          (ii) any change by the Inso Subs in accounting methods or principles;

          (iii) any material change in practices of the Inso Subs with respect to the manner and timing of payment of trade and other payables;

          (iv) any material change in practices of the Inso Subs with respect to the collection of Receivables;

          (v) any sums or other assets of the Company paid to or withdrawn by any of the Inso Subs' or the Company's present or former employees, except for ordinary compensation, annual bonuses consistent with past practice and fees and ordinary expense reimbursement and similar payments;

          (vi) any issuance, or promise or commitment to issue any capital securities, or derivatives thereof, of the Inso Subs;

          (vii) any substantial increase in the total number of the Inso Subs' employees, any increase in compensation or benefits of any of the Inso Subs' employees (other than pursuant to customary salary and employee benefit administration in the ordinary course of business in accordance with past practice), or any retroactive increase in compensation or benefits of any of the Inso Subs' employees; or

          (viii) to the knowledge of the Inso Subs or the Company, any other change that has had, or could be reasonably expected to have, a Material Adverse Effect.

          (z) Subsidiaries. The Inso Subs have no Subsidiaries and no investments except as set forth in Schedule 8.01(z).


          (aa) No Other Agreements. The Inso Subs and the Company do not have any legal obligation, absolute or contingent, to any other Person to sell all or any portion of the Inso Subs' assets or their business (other than sales in the ordinary course of business) or to cause the Inso Subs to merge or otherwise be acquired by any other Person.

          (bb) Disclosure. None of the foregoing representations and warranties, and no Schedule or Company Document, contains any untrue statement of a material fact or, to the knowledge of the Inso Subs and the Company, omits to state any material fact necessary to make any such representations and warranties not misleading; provided, however, that this representation is in addition to and shall in no event be in limitation of any of the foregoing representations and warranties.

          8.02 Survival of Representations and Warranties. Subject to the limitations set forth in Section 12.01 hereof, the liability of the Company for the representations and warranties made to Buyer and the Merger Subs in Section
8.01 shall survive the Closing and shall not merge into any instrument or document required to be executed by the Company and delivered to Buyer pursuant to the terms of this Agreement.

         9.       REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

         9.01 Representations and Warranties. Each of Buyer and Merger Subs hereby represents and warrants to the Company and the Inso Subs that:

         (a) Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and the Merger Subs are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer owns all of the issued and outstanding capital stock of the Merger Subs. Each of Buyer and the Merger Subs has the power and authority to own its properties, to carry on its business as now being conducted by it, and to execute, deliver and perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer or the Merger Subs in connection with the consummation of the transactions contemplated hereby and thereby (all such other agreements, documents, instruments or certificates being collectively referred to as the "Buyer Documents").

         (b) Authority of Buyer and the Merger Subs. The execution, delivery and performance by Buyer or the Merger Subs of this Agreement and Buyer Documents, and the transactions contemplated herein and therein, have been duly and effectively authorized by all necessary and required corporate action of Buyer or the Merger Subs.

         (c) Due Execution by Buyer and the Merger Subs. This Agreement has been duly executed and delivered by each of Buyer and the Merger Subs and is the valid and binding obligation of Buyer and the Merger Subs enforceable against them in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles). Upon due execution and delivery by Buyer and the Merger Subs at the Closing of Buyer Documents, each such agreement will constitute the valid and binding obligation of Buyer and/or the Merger Subs, as the case may be, enforceable against them in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles).

          (d) No Conflict. The execution, delivery and performance by Buyer and the Merger Subs of this Agreement and Buyer Documents do not and will not violate, conflict with, result in a breach of, or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under), or require a consent under, (i) the charter, articles of incorporation or bylaws, as amended to date, of Buyer and the Merger Subs, (ii) any material note, agreement, contract, license, instrument, mortgage, deed of trust, lease or other obligation to which Buyer or the Merger Subs is a party or by which Buyer or the Merger Subs is bound, (iii) any Order of any governmental official, agency, instrumentality or other authority applicable to Buyer and the Merger Subs or (iv) any Law or any rule or regulation of any authority applicable to Buyer and the Merger Subs.

          (e) Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of Buyer or the Merger Subs, threatened against Buyer or the Merger Subs which, if decided adversely to Buyer or the Merger Subs, would prevent the consummation of the transactions contemplated by this Agreement on the Closing Date.

         9.02 Survival of Representations and Warranties. Subject to the limitations set forth in Section 12.02 hereof, the liability of Buyer for the representations and warranties made to the Company in Section 9.01 shall survive the Closing and shall not merge with and into any instrument or document required to be executed by Buyer or the Merger Subs and delivered to the Inso Subs or the Company pursuant to the terms of this Agreement.

          10. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER AND THE MERGER SUBS TO CLOSE

          10.01 Conditions Precedent. The obligation of Buyer and the Merger Subs to consummate the transactions contemplated by this Agreement shall be subject to and conditioned upon the satisfaction at or before Closing of each of the following conditions:

         (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by the Inso Subs or the Company on or before the Closing shall have been complied with and performed in all material respects, and the Inso Subs and the Company shall not be in breach of any such covenant or agreement and shall have delivered on the Closing Date to Buyer and the Merger Subs all of the documents and instruments that are required to be delivered by them on the Closing Date.

          (b) All representations and warranties of the Inso Subs or the Company contained in or made pursuant to this Agreement or any other instrument or agreement to be delivered in connection herewith shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.

          (c) The Inso Subs and the Company shall have delivered to Buyer and the Merger Subs a certificate, dated the Closing Date, executed by a responsible officer of the Company and
                                      -35-
by a responsible officer of each of the Inso Subs and certifying to the satisfaction of the conditions specified in Sections 10.01(a) and (b) hereof.

          (d) The Inso Subs and the Company shall have obtained and delivered to Buyer and Merger Subs an opinion of Jonathan P. Levitt, General Counsel to the Company, in substantially the form attached hereto as Exhibit 10.01(d).

          (e) The Inso Subs and the Company shall have obtained and delivered to Buyer and Merger Subs an opinion of Nutter, McClennen & Fish, LLP, counsel to the Inso Subs and the Company, in substantially the form attached hereto as
Exhibit 10.01(e).

          (f) The Company shall have obtained and delivered to Buyer and the Merger Subs the opinions of Richards, Layton & Finger, P.A., special Delaware counsel to the Company, in substantially the form attached hereto as Exhibit 10.01(f).

          (g) The Inso Subs and the Company shall have delivered to Buyer copies of all necessary corporate resolutions of the Inso Subs and the Company authorizing the execution, delivery and performance by the Inso Subs and the Company of this Agreement, the Company Documents and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of each of the Company and the Inso Subs, respectively.

          (h) No Order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the consummation of the transactions contemplated by this Agreement or which, if determined adversely to the Inso Subs or the Company would, in the reasonable judgment of Buyer, cause a Material Adverse Change; and the parties shall have complied with the Hart-Scott-Rodino Antitrust Improvements Act and the waiting period thereunder shall have expired or been terminated.

          (i) The Company and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

          10.02 Waiver. Buyer and Merger Subs may waive any or all of the conditions precedent to their obligation hereunder set forth in this Section 10.

          11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE INSO SUBS AND THE COMPANY TO CLOSE

          11.01 Conditions Precedent. The obligation of the Inso Subs and the Company to consummate the transactions contemplated by this Agreement shall be subject to and conditioned upon satisfaction at or before the Closing of each of the following conditions:

         (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by Buyer or the Merger Subs on or before the Closing shall have been complied with and performed in all material respects, and neither Buyer nor the Merger Subs shall be in breach of any such covenant or agreement and each shall have delivered on the Closing Date to the Company all of the documents and instruments which are required to have been delivered by it on the Closing Date.

     (b) All representations and warranties of Buyer or the Merger Subs contained in or made pursuant to this Agreement or any other instrument or agreement to be delivered in connection herewith shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.

     (c) Buyer and the Merger Subs shall have delivered to the Company a certificate, dated the Closing Date, executed by a responsible officer of Buyer and the Merger Subs and certifying to the satisfaction of the conditions specified in Sections 11.01(a) and (b) hereof.

     (d) The Company shall have received an opinion dated the Closing Date of Faegre & Benson LLP, counsel to Buyer and the Merger Subs, in substantially the form attached hereto as Exhibit 11.01(d).

     (e) No Order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restricts or prohibits the consummation of the transactions contemplated by this Agreement; and the parties shall have complied with the Hart-Scott-Rodino Antitrust Improvements Act and the waiting period thereunder shall have expired or been terminated.

     (f) Buyer and the Merger Subs shall have delivered to the Company copies of all necessary corporate resolutions of Buyer and the Merger Subs authorizing the execution, delivery and performance by the Merger Subs and Buyer of this Agreement, Buyer Documents and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Buyer and the Merger Subs.

     (g) Chicago Sub shall have executed and delivered to the Company a software license agreement (the "Company Software License Agreement") in substantially the form attached hereto as Exhibit 11.01(g).

     (h) Buyer and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

     11.02 Waiver. The Company and the Inso Subs may waive any or all of the conditions precedent to the Company's and the Inso Subs' obligation hereunder set forth in this Section 11.

     12.   INDEMNIFICATION

     12.01 Indemnification of Buyer by the Inso Subs and the Company. The Company, the Inso Subs and their successors and assigns, if the Mergers shall not occur, and the Company and its successors and assigns, if the Mergers shall occur, jointly and severally, agree to indemnify and hold harmless Buyer, its Affiliates and their respective shareholders, directors, officers, employees and agents thereof (collectively, the "Buyer Indemnitees" and individually a "Buyer Indemnitee") against and with respect to:

     (a) Any and all losses, injuries, damages, deficiencies, liabilities, costs, penalties, interest, expenses and obligations, net of any offsetting gains, cost savings or recoveries directly related thereto (collectively, "Losses") directly or indirectly resulting or arising from the operation of the IED business and/or the ownership of the Inso Subs' assets, or from incidents or occurrences relating to such business or assets, prior to the Closing, except to the extent reflected and reserved against in the Latest Balance Sheet;

     (b) Without limiting the generality of the foregoing, any and all Losses directly or indirectly resulting or arising from (i) any infringement claim or
(ii) any Legal Proceeding not disclosed on Schedule 8.01(i) with respect to the Inso Subs, the Company or any of their assets required to be disclosed in any Schedule hereto;

     (c) Without limiting the generality of the foregoing, any and all Losses directly resulting or arising from any claimed infringement of the Scheduled Patent with respect to revenues recognized prior to the Closing on software licenses made prior to the Closing (and specifically allocable solely to such revenues as determined either by a court of competent jurisdiction or by Buyer in good faith and in consultation with the Company, and specifically excluding any Losses related to modification, redesign or similar action to make the technology non-infringing and any Losses related to revenues subsequent to the Closing) (the "Special Patent Indemnity") (such infringement shall be the sole basis for any claim by a Buyer Indemnitee with respect to the Scheduled Patent);

     (d) Without limiting the generality of the foregoing, any and all Losses directly or indirectly resulting or arising from claims not specifically identified on Schedule 8.01(r) arising out of any of the Inso Subs' or the Company's Employee Plans, including without limitation claims by any participant therein or dependent of such participant and claims by any governmental agency with respect thereto;

     (e) Any and all Losses directly or indirectly resulting or arising from any misrepresentation or breach of warranty on the part of the Inso Subs or the Company, under this Agreement, the Escrow Agreement or any certificate, document, agreement or instrument delivered pursuant hereto;

     (f) Without limiting the generality of the foregoing, any and all Losses directly or indirectly resulting or arising from any misrepresentation or breach of the representations and warranties of the Company and the Inso
Subs under Section 8.01(c) of this Agreement (the "Special Authority
Indemnity");


     (g) Any and all Losses directly or indirectly resulting or arising from any non-fulfillment of any covenant or agreement on the part of the Inso Subs or the Company under this Agreement, the Escrow Agreement or any certificate, document, agreement or instrument delivered pursuant hereto; and

     (h) Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident to the foregoing, to the extent such Person, whether the Inso Subs or the Company, has indemnification obligations for the foregoing.

     The indemnification obligations of the Company hereunder relate to indemnification for all Losses of a Buyer Indemnitee, regardless of whether such Loss arises from a third-party claim against such Buyer Indemnitee or otherwise.

     Notwithstanding anything to the contrary provided elsewhere in this
     Agreement:

               (i) The Inso Subs and the Company shall be liable to Buyer Indemnitees for amounts payable under this Section 12.01 (other than amounts payable with respect to Special Claims and amounts payable with respect to claims under the Special Patent Indemnity, as to which no deductible shall apply) only to the extent such amounts in the aggregate exceed two hundred thousand dollars ($200,000) and (b) in no event shall the Inso Subs and the Company be liable to Buyer Indemnitees under this
     Section 12.01 (other than for amounts payable with respect to Special Claims, as to which no limitation shall apply and which shall not be included in the calculation of the limitation set forth herein) for amounts which exceed five million five hundred thousand dollars ($5,500,000) in the aggregate;

               (ii) In no event shall the Inso Subs and the Company be liable to Buyer Indemnitees for amounts payable under this Section 12.01 with respect to the Special Patent Indemnity which exceed one million dollars ($1,000,000), except for amounts payable solely pursuant to a final, nonappealable judgment by a court of competent jurisdiction awarding multiple damages pursuant to 35 U.S.C. 284 with respect to acts that specifically are found by the court to be the product of willful infringement on the part of the Company or the Inso Subs, as to which amounts the limitation on liability shall be two million five hundred thousand dollars ($2,500,000) in the aggregate (any payments under this paragraph (ii) shall be included within the five million five hundred thousand dollar ($5,500,000) limitation set forth in paragraph (i) above);

               (iii) Except with respect to Special Claims (all of which shall survive without limitation under this Agreement except as otherwise specified in this Agreement), the obligations of the Company under this Agreement to indemnify Buyer Indemnitees shall be of no force with respect to claims under this Section 12.01 as to which a Buyer Indemnitee has not given the Company written notice describing the basis for such claim in reasonable detail within eighteen (18) months after the Closing Date.

         As used in this Section 12.01, the term "Special Claims" means (A) claims based upon a breach of any representation or warranty of the Inso Subs or the Company contained in Section 8.01(b), (B) claims based upon fraud by the Inso Subs or the Company, (C) claims based upon intentional misrepresentations by any of Christopher M. Burns, Bruce G. Hill, Stephen O. Jaeger or Jonathan P. Levitt, and (D) claims based upon a breach of any representation or warranty of the Inso Subs or the Company pertaining to taxes or other breaches of Section 8.01(s).

         12.02 Escrow. The Escrowed Funds shall be available to satisfy the obligations of the Company made under Section 12.01 hereof and other obligations of the Company hereunder in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the Escrowed Funds shall not be the sole source of funds for the indemnities set forth herein in the event that indemnification is payable hereunder. The Company will remain liable for indemnification claims, subject to the limits set forth in Section 12.01 hereof, notwithstanding the exhaustion of Escrowed Funds or the release of the Escrowed Funds. Buyer may at its sole discretion proceed against the Company or the Escrowed Funds, in accordance with the Escrow Agreement, for satisfaction of the obligation of the Company hereunder.

         12.03 Indemnification of the Inso Subs and the Company by Buyer. Buyer and the Merger Subs hereby agree to indemnify and hold harmless the Inso Subs and the Company and their successors and assigns, if the Mergers shall not occur, and the Company and its successors and assigns, if the Mergers shall occur, and all Affiliates of Buyer and their respective shareholders, directors, officers, employees and agents thereof (collectively, the "Company Indemnitees" and individually, a "Company Indemnitee") against and with respect to:

         (a) Any and all Losses directly or indirectly resulting or arising from the operation of the IED business and/or the ownership of the Inso Subs' assets, or from incidents or occurrences relating to such business or assets, subsequent to the Closing, except to the extent the Company is obligated to indemnify Buyer therefor.

         (b) Any and all Losses directly or indirectly resulting or arising from any misrepresentation or breach of warranty on the part of Buyer or the Merger Subs under this Agreement, the Escrow Agreement, or any certificate, document, agreement, or instrument delivered pursuant hereto;

         (c) Any and all Losses directly or indirectly resulting or arising from any non-fulfillment of any covenant or agreement on the part of Buyer or the Merger Subs under this Agreement, the Escrow Agreement or any certificate, document, agreement, or instrument delivered pursuant hereto;

         (d) Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident to the foregoing.

         The indemnification obligations of Buyer hereunder relate to indemnification for all Losses of a Company Indemnitee, regardless of whether such Loss arises from a third-party claim against such Company Indemnitee or otherwise.

         Notwithstanding anything to the contrary provided elsewhere in this
Agreement:

         (i) Buyer shall be liable to the Company Indemnitees for amounts payable under this Section 12.03 (other than claims based on fraud or intentional misrepresentations by Buyer, as to which no deductible shall apply) only to the extent such amounts in the aggregate exceed two hundred thousand dollars ($200,000) and in no event shall Buyer be liable to the Company Indemnitees under this Section 12.03 (other than claims based on fraud or intentional misrepresentations by Buyer, as to which no limitation shall apply) for amounts which exceed five million five hundred thousand dollars ($5,500,000) in the aggregate;

         (ii) The obligations of Buyer under this Agreement to indemnify the Company Indemnitees shall be of no force or effect with respect to claims under this Section 12.03 as to which a Company Indemnitee has not given Buyer written notice describing the basis for such claim in reasonable detail within eighteen
(18) months after the Closing Date.

         12.04 Investigation Not a Defense. No investigation by Buyer or its Representatives prior to, pursuant to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Inso Subs or the Company contained in this Agreement or any Company Document.

         13.      PROCEDURE FOR INDEMNIFICATION

         If a third-party claim is made against a Company Indemnitee or a Buyer Indemnitee, and if such indemnitee believes that such claim could give rise to a right of indemnification, then such Company Indemnitee or Buyer Indemnitee (an "Indemnitee") shall give written notice to the party obligated to provide indemnification hereunder (an "Indemnifying Party") of such claim as soon as reasonably practicable after such Indemnitee has received notice thereof (provided that failure to give timely notice shall not limit the indemnification obligations of the Indemnifying Party hereunder except to the extent that the delay in giving, or failure to give, such notice has a Material Adverse Effect upon the ability of the Indemnifying Party to defend against the claim). The Indemnifying Party shall defend such claim, at the Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnitee, provided that an Indemnitee shall at all times also have the right to fully participate in the defense at its own expense (and may retain its own counsel at the expense of the Indemnifying Party if it shall determine that representation of it and the Indemnifying Party by the same counsel would present a conflict). If the Indemnifying Party shall fail to defend such claim within ten (10) days after notice thereof shall have been given by an Indemnitee to the Indemnifying Party or if the Indemnifying Party shall not diligently pursue such a defense, such Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim on behalf, for the account, and at the risk and expense (including without limitation the payment of the reasonable attorneys' fees of such Indemnitee regardless of whether the Indemnitee prevails against the third party claim) of the Indemnifying Party. If the Indemnifying Party assumes the defense of such claim, the obligation of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim.

         The Indemnifying Party shall not consent to the entry of any judgment or settle or compromise any third-party demands, claims, actions, suits or proceedings for which an Indemnitee has sought indemnification from the Indemnifying Party unless it shall have given such Indemnitee not less than fifteen (15) days prior written notice of the proposed consent, settlement or compromise, and afforded such Indemnitee an opportunity to consult with the Indemnifying Party regarding the proposed consent, settlement or compromise, and shall not consent to the entry of any judgment or enter into any settlement or compromise without the approval of such Indemnitee. An Indemnitee shall not unreasonably withhold or delay its approval of a proposed consent, settlement or compromise. In determining whether to give its approval, an Indemnitee may consider whether the proposed consent, settlement or compromise includes as an unconditional term thereof the giving by the claimant to such Indemnitee of a release from all liability in respect of such claim except the liability satisfied by the Indemnifying Party.

         14.      COVENANTS OF THE INSO SUBS AND THE COMPANY

         14.01 Access; Conduct of Business Prior to Closing. In addition to any other covenants of the Inso Subs and the Company in this Agreement, the Inso Subs and the Company each covenant and agree that from and after the date of this Agreement to the Closing:

         (a) The Inso Subs shall, and the Company shall cause the Inso Subs to, make available for inspection by Buyer and its Representatives, during normal business hours and solely through mutually agreed upon Representatives of the Inso Subs and the Company, corporate records, books of accounts, Contracts and all other documents reasonably requested by Buyer, and shall permit Buyer and its Representatives reasonable access to the properties of the Inso Subs in order to permit Buyer and such Representatives to make reasonable inspection and examination of the business, operations and affairs of the Inso Subs and to facilitate the transactions contemplated by this Agreement and related transition matters. The Inso Subs shall, and the Company shall cause the Inso Subs to, cause their Representatives to be available upon reasonable notice to answer questions of Buyer and its Representatives concerning the business, operations and affairs of the Inso Subs, and shall, and the Company shall cause the Inso Subs to, make available all relevant books and records in connection with such inspection and examination.

         (b) The Inso Subs will maintain their corporate existence in good standing.

         (c) Except as otherwise provided in, or contemplated by, this Agreement, the Inso Subs will not, and the Company will cause the Inso Subs not to, without the prior written consent of Buyer:

                  (i) enter into or amend any lease of real property; or enter into or amend any other agreement (other than in the ordinary course of business) materially affecting or in any way pertaining to the Inso Subs' assets or business;

                  (ii) sell, transfer, dispose of, encumber or abandon any material assets or enter into any agreement to do any of the foregoing, except in the ordinary course consistent with past practice;

                  (ii) except as provided in Schedule 14.01(c)(iii), enter into any agreement granting any Person, other than an employee of the Inso Subs, access to the source code of Proprietary Software Products;

                  (iv) take any other action of the nature described in Section 8.01(y);

                  (v) enter into any merger or consolidation with any Person, or engage in any new business or invest in, or make a loan, advance or capital contribution to, any Person;

                  (vi) settle any pending litigation or obtain any releases of threatened actions or proceedings;

                  (vii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates when the same would have been collected in the ordinary course of business consistent with past practice if the individual amount of any such note or account receivable, or series of related notes or accounts receivable, exceeds $10,000; or

                  (viii) delay or accelerate payment of any accounts payable or other liabilities beyond or in advance of their due dates or the dates when such liabilities would have been paid in the ordinary course of business consistent with past practice if the individual amount of any such account payable or other liability, or series of related accounts payable or other liabilities, exceeds $10,000.

         (d) The Inso Subs and the Company will maintain the tangible assets of the Inso Subs and the Real Property in good condition and repair.

         (e) The Inso Subs and the Company will use all reasonable efforts to preserve for Buyer the goodwill of suppliers, customers and others having relationships with the Inso Subs. The Inso Subs will maintain their books and records in a manner consistent with past practice.

         (f) The Inso Subs and the Company will use reasonable efforts to keep available the services of the Inso Subs' employees.

         (g) The Company will maintain insurance on the Inso Subs, their business and their assets in a manner consistent with past practices.

         (h) Without limiting the generality of the foregoing, the Inso Subs and the Company will in all other respects operate the IED business in the ordinary course and will not commit or otherwise agree to take any action prohibited hereby.

         14.02 Consents and Conditions. The Inso Subs and the Company shall use their best efforts to obtain the consent of any third party or Governmental Authority that is required in order to prevent a default under, breach of, termination or modification of, or any acceleration of any obligations under any Permit or any Material Contract.

         14.03 Public Statements. Subject to the last two sentences of Section 14.04, prior to the Closing Date generally and on or after the Closing Date, with regard only to any release of information relating to the Closing, before the Inso Subs or the Company shall release any information concerning this Agreement or the transactions contemplated hereby and which is intended for or may result in public dissemination thereof, the Inso Subs or the Company shall so advise and cooperate with Buyer and shall not release such information without the consent of Buyer (which consent shall not be unreasonably withheld), unless (a) such information is otherwise publicly available or (b) the release thereof is required by any Law, rule (including any rule of any securities exchange on which securities of the Company or any of its Affiliates are traded), regulation, policy or Order to which the Inso Subs or the Company are bound or subject, in which event the Inso Subs or the Company will provide reasonable prior written notice to Buyer.

         14.04 Confidentiality. During the period commencing on the date hereof and terminating on the fifth anniversary of the Closing Date, the Inso Subs and the Company will treat as confidential, keep secret and not use in the course of their business any information of a confidential nature relating in any way to the affairs of Buyer and its Affiliates (including, without limitation, information about processes, procedures, techniques, know-how and other similar proprietary and confidential information) and, at any time before or after the Closing Date, will not, without the prior written consent of Buyer or such Affiliate, as the case may be, disclose, furnish or make known or accessible to or use for the benefit of anyone any information of a confidential nature relating in any way to the business of Buyer or any Affiliates, unless such information is otherwise publicly available or except as may be required by any Law, rule (including any rule of any securities exchange on which securities of the Company or any of its Affiliates are traded), regulation, policy or Order to which the Inso Subs or the Company are bound or subject. Notwithstanding the foregoing, the Inso Subs and the Company shall be free to disclose any such information or data to their Representatives or in order to establish the Inso Sub's or the Company's position in any Legal Proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. Prior to any disclosure pursuant to the preceding sentence, the Inso Subs or the Company shall give reasonable prior notice to Buyer of such intended disclosure and, if requested by Buyer, shall use reasonable efforts to obtain a protective order or similar protection for Buyer and its Affiliates.

         14.05    Non-Solicitation.

         (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, the Inso Subs and the Company will not and will not authorize or permit any of their Representatives to (i) solicit, seek, initiate, or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets of either or both of the Inso Subs or the IED business, taken as whole (other than the sale of inventory or obsolete property in the ordinary course of business), sale of shares of the capital stock of either or both of the Inso Subs or similar transaction involving such parties, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any Person other than Buyer or its Affiliates (a "Third Party") concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal, or (iii) agree to or approve any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company (the "Company Board") from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person or modifying or withdrawing its approval and authorization of the transactions contemplated hereby or approving and authorizing an unsolicited bona fide written Acquisition Proposal, if and only to the extent that (A) the Company Board believes in good faith (after consultation with its financial and legal advisors) that such action is required for the Company Board to comply with its fiduciary duties to the stockholders of the Company under applicable law and (B) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company Board receives from such Person an executed confidentiality and standstill agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement, dated May 2, 2000 between Buyer and the Company (the "Confidentiality Agreement"). Company agrees not to release any Third Party from, waive any provision of, or fail to enforce any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the Company Board determines in good faith after consultation with outside legal counsel that such action is necessary for the Company Board to comply with its fiduciary duties to its stockholders under applicable law.

         (b) The Company shall notify Buyer immediately after receipt by Company (or its Representatives) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to its properties, books or records by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact (including, without limitation, the identity of the Person making the Acquisition Proposal). The Company shall continue to keep Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

         (c) The Company Board shall not withdraw, modify or change, or propose to withdraw, modify or change, in a manner adverse to Buyer, the authorization and approval of this

Agreement or the Mergers unless the Company Board determines, in the exercise of its fiduciary duties, that it is necessary to do so.

         14.06 No Breach of Representations and Warranties. The Company and the Inso Subs shall not, and the Company shall cause the Inso Subs not to, take any action, and the Inso Subs shall, and the Company shall cause the Inso Subs to, use their best efforts not to permit any event to occur, which would result in any of the representations and warranties of the Inso Subs or the Company contained in this Agreement not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         14.07 Updating of Information. The Inso Subs shall, and the Company shall cause the Inso Subs to, promptly deliver to Buyer any information concerning any event subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representations and warranties contained herein, including the Schedules hereto, or delivered by the Inso Subs or the Company pursuant to any of the covenants contained herein, in order that the information contained herein or so delivered be complete and accurate in all material respects from and after the date hereof, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder, including, without limitation, the conditions contained in
Section 10.01(b) hereof.

         14.08 Ownership of Cash. Prior to the Closing, the Inso Subs shall distribute all cash held by them to the Company. In the event any cash is not so distributed, it shall remain the property of the Company and shall be paid over by Buyer to the Company promptly upon discovery.

         14.09 Further Actions. The Company agrees to execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby. This Section 14.09 is not intended to limit the rights of the Company under Section 11.01 not to consummate the transactions contemplated by this Agreement in the event the conditions contained therein are not satisfied.

         15.      COVENANTS OF BUYER AND THE MERGER SUBS

         15.01 No Breach of Representations and Warranties. Buyer shall not take any action, and shall use its best efforts not to permit any event to occur, that would result in any of the representations and warranties of Buyer or the Merger Subs contained in this Agreement not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         15.02 Confidentiality. During the period commencing on the date hereof and terminating on the fifth anniversary of the Closing Date, Buyer and the Merger Subs will treat as confidential, keep secret and not use in the course of their business any information of a confidential nature relating in any way to the affairs of the Inso Subs and the Company (including, without limitation, information about processes, procedures, techniques, know-how and other similar proprietary and confidential information) and, at any time before or after the Closing Date, will not, without the prior written consent of the Inso Subs and the Company, disclose, furnish or make known or accessible to or use for the benefit of anyone any information of a confidential nature relating in any way to the business of the Inso Subs and the Company unless such information is otherwise publicly available or except as may be required, by any Law, rule (including any rule of any securities exchange on which securities of Buyer or any of its Affiliates are traded), regulation, policy or Order to which Buyer is bound or subject. Notwithstanding the foregoing, Buyer and the Merger Subs shall be free to disclose any such information or data to the extent necessary in order to establish Buyer's or the Merger Subs' position in any Legal Proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. Prior to any disclosure pursuant to the preceding sentence, Buyer shall give reasonable prior notice to the Inso Subs and the Company of such intended disclosure and, if requested by the Inso Subs or the Company, shall use reasonable efforts to obtain a protective order or similar protection for the Inso Subs and the Company.

         15.03 Public Statements. Subject to the last two sentences of Section 15.02, prior to the Closing Date generally and on or after the Closing Date, with regard only to any release of information relating to the Closing, before Buyer or the Merger Subs shall release any information concerning this Agreement or the transactions contemplated hereby and which is intended for or may result in public dissemination thereof, Buyer shall so advise and cooperate with the Company and shall not release such information without the Company's consent (which consent shall not be unreasonably withheld), unless (a) such information is otherwise publicly available or (b) the release thereof is required by any Law, rule (including any rule of any securities exchange on which securities of Buyer or any of its Affiliates are traded), regulation, policy or Order to which Buyer or the Merger Subs are bound or subject, in which event Buyer will provide reasonable notice to the Inso Subs and the Company.

         15.04 Bonus Provision. Buyer shall provide for the payment of bonuses to employees of the Merger Subs in the aggregate amount of four hundred and seventy thousand dollars ($470,000).

         15.05 Further Actions. Buyer agrees to execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby. This Section 15.05 is not intended to limit the rights of Buyer under Section 10.01 not to consummate the transactions contemplated by this Agreement in the event the conditions contained therein are not satisfied.

         16. OBLIGATIONS WITH RESPECT TO SECTION 338(h)(10) ELECTION

         16.01 Section 338(h)(10) Election. Buyer and the Company agree to make an election under Section 338(h)(10) of the Code, and any corresponding election made under any state's law (the "Section 338(h)(10) Election"), in connection with the Mergers. Buyer and the

Company agree to execute and file all applicable state and federal tax forms (the "338(h)(10) Tax Forms") in connection with the Section 338(h)(10) Election in accordance with applicable tax laws.

         16.02 Purchase Price Allocation. Buyer and the Company shall jointly agree to an allocation of the total amount payable by Buyer as a result of the Mergers in a manner consistent with the requirements of Section 338 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be used for purposes of determining the Modified Aggregate Deemed Sales Price, as defined under applicable Treasury Regulations and in reporting the deemed sale of assets of the Inso Subs in connection with the Section 338(h)(10) Election.

         16.03    Obligations With Respect to Filing Forms.

         (a) Buyer shall make the Section 338(h)(10) Election and be responsible for the preparation and filing with appropriate taxing authorities of any initial, supplemental or subsequent 338(h)(10) Tax Forms with respect to the
Section 338(h)(10) Election. The Company shall deliver to Buyer, at least one hundred fifty (150) days prior to the date the Section 338 Forms are required to be filed, such information documents and other forms as reasonably requested by Buyer to properly complete the Section 338 Forms, and shall cooperate fully with Buyer in making the Section 338(h)(10) Election and the preparation of any 338(h)(10) Tax Forms. At least ninety (90) days prior to the filing date of the initial 338(h)(10) Tax Form, Buyer shall prepare and deliver to the Company a statement which sets forth the computation of the MADSP of the Inso Subs' assets and the allocation of such MADSP among the Inso Subs' assets (the "Initial Allocation Statement"). The Company shall have the right to review and confirm or reject the computations set forth on the Initial Allocation Statement. The Company shall agree to a final allocation statement (the "Final Allocation Statement") within thirty (30) days after delivery to the Company of Buyer's proposed statements and related schedules.

         (b) Upon the earlier of forty-five (45) days prior to the filing date of any 338(h)(10) Tax Form or within ten (10) days after the parties' agreement on the Final Allocation Statement, Buyer shall deliver to the Company the 338(h)(10) Tax Form for the Company's review and approval. If consistent with the Final Allocation Statement and otherwise appropriately prepared, the Company shall execute the 338(h)(10) Tax Form and return the same to Buyer within 10 days after receipt of such Tax Form from Buyer. Buyer shall furnish the Company with copies of all 338(h)(10) Tax Forms filed with any taxing authority.

         16.04 Eligibility Under Section 338(h)(10). The Company represents and covenants to Buyer that the Company has filed a consolidated federal income tax return with the Inso Subs for the taxable year immediately preceding the 2000 taxable year, that the Company will continue to file a consolidated federal income tax return for all periods (including a short-year) up to the Closing and that the Company is eligible to make the Section 338(h)(10) Election, with respect to the Inso Subs.

         16.05 Cooperation. It is acknowledged that after filing the 338(h)(10) Tax Forms, Buyer and the Company (or their respective ultimate taxpayers) will have the occasion to prepare initial and supplemental tax returns which take into account the effect of the
Section 338(h)(10) Election. The parties agree to file all such tax returns, and to do or take such other actions, in a manner consistent with the Section 338(h)(10) Election, the 338(h)(10) Tax Forms and their underlying assumptions. Furthermore, Buyer, the Company or their respective Affiliates or successors may be asked to respond to assertions, inquiries, investigations or audits from the Internal Revenue Service or state taxing authorities, the subject matter of which may include the Section 338(h)(10) Election or the assumptions underlying the 338(h)(10) Tax Forms ("Tax Inquiries"). The parties agree to respond to the Tax Inquiries in a good faith and reasonable manner which is consistent with the
Section 338(h)(10) Election and the assumptions underlying the 338(h)(10) Tax Forms. In responding to Tax Inquiries in such reasonable manner, the Parties will use their best good faith efforts to maintain the Section 338(h)(10) Election and the tax positions and other assumptions underlying the 338(h)(10) Tax Forms. Buyer and the Company will in all other respects reasonably cooperate with the other in the administration, satisfaction or disposition of any Tax Inquiries made to the other party in any reasonable manner which such party may request, including the exchange or furnishing of then-existing information or calculations.

         16.06 No Indemnification of the Company. In no event shall Buyer or any Affiliate of Buyer be responsible for, or indemnify or hold harmless the Company from, any federal or state income Taxes or state premium Taxes imposed currently or in the future upon the Company or any other member of the Company Tax Group as a result of the Company making the Section 338(h)(10) Election, including, without limitation, any assessments, deficiencies, interest, penalties, liabilities, liens, claims, judgments, payments, costs, fees (including reasonable attorney, accountant, or expert fees), or other state or federal tax-related amounts which the Company or any member of the Company Tax Group may incur.

         16.07 Responsibility for Taxes. The Company shall be financially responsible for all federal income Taxes attributable to Inso Subs that result from the Section 338(h)(10) Election. The Company also shall be financially responsible for any state, local, or foreign Tax attributable to an election under the state, local, or foreign law similar to the Section 338(h)(10) Election in Delaware, Illinois, Missouri or in any other jurisdiction in which the Company or an Inso Sub is subject to taxation. Furthermore, if a state, local, or foreign jurisdiction as described in the preceding sentence does not have provisions similar to the election available under Section 338(h)(10) of the Code, the Company will be liable for any Tax imposed upon the Inso Subs by such state, local, and/or foreign jurisdiction resulting from the Mergers.

         17.      TERMINATION

         This Agreement may be terminated prior to the Closing by:

         (a) the written agreement of Buyer, the Inso Subs and the Company;

         (b) Buyer if any of the conditions set forth in Section 10.01 hereof becomes incapable of fulfillment and is not waived by Buyer;

         (c) the Company if any of the conditions set forth in Section 11.01 hereof becomes incapable of fulfillment and is not waived by the Inso Subs and the Company;

         (d) the Company if any event or events shall have occurred, or circumstance become known to the Company, between the date hereof and the Closing Date that, in the Company's reasonable and good faith belief, would give rise to liability in excess of one million dollars ($1,000,000) of the Inso Subs or the Company to Buyer Indemnitees under Section 12.01 hereof; provided, however, that this Section 17(d) shall not apply to any event, events or circumstance arising from any action of the Inso Subs or the Company taken to avoid its or their obligations under this Agreement;

         (e) Buyer or the Company if the Closing has not occurred on or prior to July 31, 2000; or

         (f) Buyer or the Company if the Company Board in the good faith exercise of its fiduciary duties, after consultation with its legal advisors, shall have withdrawn its authorization and approval of this Agreement and the transactions contemplated hereby based upon receipt by the Company Board of an Acquisition Proposal.

         Upon any termination of this Agreement pursuant to the foregoing provisions of this Section 17, no party hereto shall thereafter have any further liability or obligation hereunder except for the obligations under Section 14.04 and Section 15.02 which shall continue through and until the date that is two
(2) years subsequent to the date hereof and except for obligations under Section 20 hereof; provided, however, that no such termination shall relieve any party hereto of any liability for any breach of this Agreement prior to the date of such termination.

         18.      NONCOMPETITION.

         18.01 Company Agreement Not to Compete. The Company agrees that, during the period commencing on the Closing Date and terminating on the fourth anniversary of the Closing Date (the "Covenant Term"), the Company:

         (a) will not engage in any business which is comprised primarily of file conversion and access technology or viewing technology (together "Competitive Technology") anywhere in the world whether as employer, proprietor, partner, stockholder (other than as a holder of less than five percent of the voting stock of a publicly traded company), consultant, agent, lender or guarantor or otherwise and will not offer, license or sell any product providing primarily Competitive Technology functionality; provided, however, that nothing herein shall preclude the Company from offering ancillary Competitive Technology functionality within the Company's products that are not used primarily to provide Competitive Technology functionality;

         (b) will not divulge or make use of any mailing lists, customer lists, subscription lists, processes, trade secrets, software, research, techniques, designs or other technical data, know-how or other proprietary or confidential information used at any time in the past or during the

Covenant Term in connection with the IED's business or except to the extent Buyer may so authorize in writing; and

         (c) will not induce or attempt to persuade any employee or agent of the Inso Subs, Buyer or any of their respective Affiliates to terminate his or her employment or agency relationship with the Inso Subs or Buyer and will not directly or indirectly solicit any Person which is at the time of such solicitation a customer of the Inso Subs for the purpose of engaging in any business transaction of the nature performed by the Inso Subs in IED's business.

         18.02 Buyer Agreement Not to Solicit Employees. Buyer agrees that, during the Covenant Term, Buyer will not induce or attempt to persuade any employee or agent of the Company or any of their respective Affiliates to terminate his or her employment or agency relationship with the Company.

         18.03 Remedies. Buyer and the Company acknowledge that the time, scope and other provisions of this Section 18 have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. It is agreed that other remedies cannot fully compensate the aggrieved party for a violation of this Section 18 and that Buyer or the Company shall be entitled to injunctive relief to prevent any violation or continuing violation hereof. It is the intent and understanding of each party hereto that, if in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise in this Agreement is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

         19.      NOTICES

         Any notice required or permitted to be given by any of the parties hereto shall be in writing and shall be deemed to have been given when personally served, or delivered by overnight messenger service, or three (3) days after the same shall have been deposited in the United States Mail, by registered or certified mail, postage prepaid, addressed as follows:

                  If to the Company:            Jonathan P. Levitt, Esq.
                                                Inso Corporation
                                                299 Promenade Street
                                                Providence, Rhode Island 02908

                  with copies to:               Michael J. Bohnen, Esq.
                                                Nutter, McClennen & Fish, LLP
                                                One International Place
                                                Boston, Massachusetts  02110

                  If to Buyer:                  Gregg A. Waldon
                                                IntraNet Solutions, Inc.
                                                8091 Wallace Road
                                                Eden Prairie, Minnesota 55344

                  with copies to:               Kris Sharpe, Esq.
                                                Faegre & Benson LLP
                                                2200 Norwest Center
                                                90 South Seventh Street
                                                Minneapolis, Minnesota  55402

or to such other address or addresses as may be designated by the parties hereto in accordance with this Section 19.

         20.      EXPENSES

         (a) Except as provided in this Section 20, whether or not the transactions contemplated in this Agreement are consummated, the parties shall pay their own costs and expenses incident to the preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement. In no event shall any of the assets of the Inso Subs be utilized for or reduced by the payment of any such fees or expenses at or after the Closing.

         (b) The Company shall pay Buyer a termination fee equal to one million one hundred thousand dollars ($1,100,000), plus up to three hundred thousand dollars ($300,000) for fees and expenses incurred in connection with the transaction contemplated by this Agreement (the "Termination Fee") if (i) this Agreement is terminated pursuant to Section 17(d), and (ii) the Company sells, or for value otherwise disposes of, the IED business or substantially all of its assets within one year following the date of such termination.

         (c) The Termination Fee shall be paid by wire transfer of immediately available funds paid within five days of the closing date of the sale or disposition of the IED business or substantially all of its assets within one year following the date of termination of this Agreement pursuant to Section 17(d).

         (d) The Company shall pay Buyer the Termination Fee if this Agreement is terminated pursuant to Section 17(f).

         (e) The Termination Fee shall be paid by wire transfer of immediately available funds paid within five days of the termination of this Agreement pursuant to Section 17(f).

         (f) In no event shall more than one Termination Fee be payable under this Agreement.

         21.      ENTIRE AGREEMENT

         This Agreement, including the Schedules and Exhibits attached hereto and made a part hereof, contain a complete expression of the agreements between the parties with respect to the obligations and rights of the parties set forth in this Agreement and supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated hereby. There are no other agreements, promises, representations or inducements made by the parties with respect to the subject matter hereof, except as set forth in this Agreement and in the documents contemplated hereby.

         22.      SEVERABILITY

         If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         23.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

         24.      WAIVER OF COMPLIANCE; CONSENTS

         Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 24.

         25.      REMEDIES CUMULATIVE

         Except as otherwise provided herein, the rights and remedies provided herein shall be cumulative and the assertion by a party of a right or remedy hereunder shall not preclude the assertion by such party of any other rights or remedies against another party provided herein.

         26.      HEADINGS

         The use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the Schedules or any Exhibits annexed hereto.

         27.      AMENDMENTS

         This Agreement may be amended, changed or modified only by an agreement, in writing, signed by the parties hereto.

         28.      SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that none of the parties hereto shall assign this Agreement, in whole or in part, without the prior written consent of the others. This Agreement shall be for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties thereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

         Merger Subs agree that they may be served with process in Delaware in any proceeding for enforcement of any obligation of the Merger Subs, as well as for enforcement of any obligation of Surviving Chicago Corporation or Surviving Kansas City Corporation, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to
Section 262 of the DGCL, and irrevocably appoint the Secretary of State of the State of Delaware as their agent to accept service of process in any such suit or other proceedings and a copy of such process shall be mailed to the Company at the address set forth above by the Secretary of State of the State of Delaware.

        29.      COUNTERPARTS

         This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed and delivered as of the day and year first above written.

                               INRANET SOLUTIONS, INC.


                               By  /s/ Gregg A. Waldon

                                 Its  Chief Financial Officer



                               INTRANET CHICAGO ACQUISITION CORPORATION


                               By /s/ Gregg A. Waldon

                                 Its  Vice President



                               INTRANET KANSAS CITY ACQUISITION CORPORATION


                               By  /s/ Gregg A. Waldon

                                 Its  Vice President



                               INSO CHICAGO CORPORATION


                               By  /s/ Jonathan Levitt

                                 Its  Secretary

                               INSO KANSAS CITY CORPORATION


                               By  /s/ Jonathan Levitt

                                 Its  Secretary




                               INSO CORPORATION


                               By  /s/ Jonathan Levitt

                                 Its  Vice President